Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), made as of this 23rd day of March, 2009, by and among MTI Global Inc., a corporation organized under the laws of the province of Ontario, Canada (“MTI”) with offices at 7381 Pacific Circle, Mississauga, Ontario, Canada L5T 2A4, MTI Specialty Silicones Inc., a Delaware corporation (“MTI Silicones”) with offices at 8020 Whitepine Road, Richmond VA 23237, MTI Leewood GmbH, a corporation organized under the laws of Germany with offices at Walter-Geerdes-Straβe 22, 28307, D-28307 Bremen, Germany (“MTI Leewood Germany”) (MTI, MTI Silicones and MTI Leewood Germany are each referred to herein, individually, as a “Seller” and, collectively, as the “Sellers”), Rogers Corporation, a Massachusetts corporation with offices at One Technology Drive, Rogers, CT 06263 (“Rogers”), as well as such subsidiary or subsidiaries of Rogers which Rogers prior to the Closing may designate to acquire some or all of the Acquired Assets directly from Sellers pursuant hereto (collectively, “Buyer”).

W I T N E S S E T H :

WHEREAS, MTI Silicones and MTI Leewood Germany are wholly-owned subsidiaries of MTI;

WHEREAS, MTI Silicones and MTI Leewood Germany are each engaged in the development, manufacture and sale of certain products including, without limitation, silicone materials, at their Richmond, Virginia and Bremen, Germany facilities;

WHEREAS, Sellers and Buyer wish to enter into this Agreement to provide for (a) the acquisition by Buyer, and the sale, assignment and transfer by MTI and MTI Silicones, of the Richmond Business, and (b) the acquisition by Buyer, and the sale, assignment and transfer by MTI and MTI Leewood Germany, of the Leewood Business (as each such term is defined herein), and each Buyer has agreed to assume the Assumed Liabilities (as that term is defined herein) of the Richmond Business and/or the Leewood Business, as applicable, all for the consideration and upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and other consideration set forth below, the receipt and adequacy of which hereby is acknowledged, and intending to be legally bound hereby, do represent, warrant, covenant and agree as follows:

SECTION 1
DEFINITIONS

The terms used herein and listed below shall be defined as follows:

1.01.  “Accounts Receivable” means cash, cash equivalents, notes receivable, investment securities and receivables of a Seller derived from sales of Products in the ordinary course of Sellers’ business, as well as the benefit of all security agreements and arrangements to the extent securing such receivables, and any accounts and notes corresponding to such receivables.

1.02.  “Acquired Assets” shall have the meaning set forth in Section 2.01.

1.03.  “Acquired Employees” shall have the meaning set forth in Section 10.02(a).

1.04.  “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.05.      “Assumed Contracts” shall have the meaning set forth in Section 2.01(b).

1.06.  “Assumed Liabilities” shall have the meaning set forth in Section 4.02.

1.07.  “Basket” shall have the meaning set forth in Section 8.02(b).

1.08.  “Benefit Plan” means any Plan established by Seller or any predecessor or Affiliate of Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed, and under which any employee or former employee of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

1.09.  “Business” means the Richmond Business and the Leewood Business, collectively, including without limitation any and all business conducted with the Acquired Assets, along with all research, development, marketing and sales of the Products, and of services related to the Products.

1.10.  “Business Day” means a day other than a Saturday or Sunday, on which commercial banks in Toronto, Ontario, Boston Massachusetts and Bremen, Germany are open for general transaction of business.

1.11.  “Business Records” shall have the meaning set forth in Section 2.01(d).

1.12.  “Buyer” shall have the meaning set forth in the preamble.

1.13.  “Buyer Indemnified Parties” shall have the meaning set forth in Section 8.02(a).

1.14.  “Buyer Plans” shall have the meaning set forth in Section 10.02(b).

1.15.  “Canadian Authorities” shall have the meaning set forth in Section 6.16(a).

1.16.  “Claim” shall mean any and all administrative or judicial actions, suits, arbitrations, orders, claims, notices of violations, investigations, complaints, proceedings, or other similar actions, whether criminal or civil.  In the context of the Section 8.02 hereof, a “Claim” shall mean a claim for indemnification hereunder.

1.17.  “Closing” and “Closing Date” shall have the respective meanings assigned to them in Section 5.01 hereof.

1.18.  “Code” means the United States Internal Revenue Code of 1986, as amended.

1.19.      “Commercial Software Rights” shall mean commercial computer software programs generally available to the public by sale, lease or other forms of distribution, in any case that are used in the Business.

1.20.  “Compensation Agreement” shall have the meaning set forth in Section 4.02(g).

1.21.  “Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 7, 2008, by and between MTI and the Buyer.

1.22.  “Consolidated Financial Statements” shall have the meaning set forth in Section 6.16(c).

1.23.  “Contract” means any legally binding agreement, obligation, undertaking, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral and whether expressed or implied).

1.24.  “Divisional Financial Statements” shall have the meaning set forth in Section 6.16(b).

1.25.      “Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

1.26.  “Environmental Claim” means any Claim pursuant to any applicable Environmental Law by any Person (including but not limited to any Governmental or Regulatory Authority, private person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or Liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource Losses, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

1.27.  “Environmental Clean-up Site” means any location which is listed on the National Priorities List (as presented on the Environmental Protection Agency website at http://www.epa.gov/superfund/sites/npl/npl.htm, or any other successor link created after the Closing), the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending (or, to Sellers’ Knowledge, threatened) action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a release (or, to Sellers’ Knowledge, a threatened or suspected release) of a Hazardous Material.

1.28.  “Environmental Law” means all applicable federal, state, local and foreign environmental, health and safety Laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

1.29.  “Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

1.30.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the rules and regulations promulgated thereunder.

1.31.  “Escrowed Amount” shall have the meaning set forth in Section 8.03.

1.32.  “Excluded Assets” shall have the meaning set forth in Section 2.02.

1.33.      “Excluded Employee” shall have the meaning set forth in Section 10.02(a).

1.34.      “Excluded Liabilities” shall have the meaning set forth in Section 4.03.

1.35.  “Financial Statements” shall have the meaning set forth in Section 6.16(c).

1.36.  “Fixed Assets” shall have the meaning set forth in Section 2.01(a).

1.37.  “GAAP” refers to “Generally Accepted Accounting Principles,” and shall mean (a) when used in reference to the preparation of a statement, that such statement has been prepared in accordance with generally accepted accounting principles in Canada, consistently applied, except that no footnotes or other required disclosures otherwise required under generally accepted accounting principles in Canada necessarily need to have been provided, and (b) when used in reference to a specific calculation or line item of a statement, that such calculation or line item has been prepared or valued in accordance with generally accepted accounting principles in Canada, consistently applied, provided however, that interim statements, and calculations and line items prepared for interim statements, shall be subject to normal adjustments in accordance with generally accepted accounting principles in Canada, consistently applied.

1.38.  “General Intangibles” shall have the meaning set forth in Section 2.01(c).

1.39.  “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, the Securities and Exchange Commission,  the Internal Revenue Service, and the various state and foreign securities regulators and taxation authorities.

1.40. [*]

1.41. [*]

1.42. [*]

1.43.  “Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law, including without limitation crystalline silica.

1.44.  “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of the Business), (d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

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1.45.  “Indemnified Party” shall have the meaning set forth in Section 8.02(d).

1.46.  “Indemnifying Party” shall have the meaning set forth in Section 8.02(d).

1.47.  “Indemnity Cap” shall have the meaning set forth in Section 8.02(b).

1.48.  “Intellectual Property” shall mean any or all of the following, and all rights, and all title and interest therein or associated therewith:  (a) United States, Canadian, German and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) inventions (whether or not patentable), invention disclosures, invention improvements, trade secrets (including, without limitation, [*]), computer software programs (in both source code and object code form), technology, technical data and customer lists (including contact information for such customers), tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) industrial designs and any registrations and applications therefor owned by a Seller; (e) trade names, including, without limitation, registered trademarks and common law trademarks and service marks, logos, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) moral and economic rights specifically designated for authors or inventors, however denominated, throughout the world; and (h)  any similar or equivalent rights to any of the foregoing anywhere in the world.

1.49.  “Key Employees” shall mean [*].

1.50.  “Knowledge” means the actual knowledge of a Person with respect to any fact, event or condition, as well as the knowledge that such party reasonably would be expected to have acquired in the ordinary course of the Business and the prudent management of its own affairs; including without limitation that which could be acquired by making reasonable inquiry (including, in the case of Sellers, of the Key Employees).  Such definition shall include any form of such term, such as knows, known, etc., whether or not capitalized, as used in this Agreement with respect to a party’s awareness of the presence or absence of a fact, event or condition.

1.51.  “Law” and “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.52.  “Lease” and “Leased Premises” shall have the meanings set forth in Section 6.12.

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1.53.  “Leewood Business” means the business conducted by MTI Leewood Germany within the twelve (12) month period immediately prior to the Closing, including, without limitation, the development, manufacture, sale and/or distribution of finished and semi-finished elastomeric products, as conducted by MTI Leewood Germany at its facilities in Bremen, Germany, but excluding the Retained Business.

1.54.  “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent (or based upon any contingency), fixed or otherwise, or whether due or to become due).

1.55.  “License” means any license, permit, certificate of authority, authorization, approvals, registration, franchise and similar consent granted or issued by any Governmental or Regulatory Authority.

1.56.  “Liens” means claims, pledges, security interests, mortgages, easements, covenants of record, liens, charges, restrictions, consignments, or other encumbrances of whatever nature, whether created by statute, contract, process of Law or otherwise, and whether or not recorded or otherwise perfected.

1.57.  “Loss” means any and all damages (including reasonably foreseeable incidental and consequential damages proximately related thereto, but not including punitive damages or exemplary damages), fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any Claim, default or assessment, but specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or any of its Affiliates, and (ii) a decrease in value of an Acquired Asset due to factors or circumstances which would have had no significant adverse effect upon the value thereof had they occurred as of the Closing Date, but rather are caused primarily by the different use to which such Acquired Asset is put thereafter.

1.58.  “Material Adverse Effect” means any change or effect of any event or circumstance which, individually or when taken together with all other changes, effects, events or circumstances, is or could reasonably be expected to be materially adverse to the assets, financial condition, business or results of operation of a Person; excluding, however, any adverse effect due to changes, after the date of this Agreement, relating to or arising out of (a) conditions affecting the United States, Germany or worldwide economy generally or the general market addressed by such Person’s products and/or services, (b) any natural disaster, national emergency, war or act of terrorism or international political or social conditions, (c) any adverse change or effect arising from the negotiation or public announcement of this Agreement, (d) any failure of the Richmond Business or the Leewood Business to achieve any financial, sales or other projection or forecast, (e) any breach by Buyer or any of its Affiliates of the Confidentiality Agreement, or (f) any change in GAAP or generally accepted accounting principles in the United States, Canada or Germany (or any change in interpretation thereof).

1.59.  “MTI Leewood Sweden” means Leewood Elastomer AB, a corporation organized under the laws of Sweden with offices at Fräsarvägen 30, S-142 50, Skogas, Sweden.

1.60.  “Net Leewood Receivables“ shall have the meaning set forth in Section 2.01(g).

1.61.  “Operative Documents” shall mean any and all certificates, instruments, agreements  and other documents between or among some or all of the parties hereto, or their employees, which are required to be executed and/or delivered pursuant to this Agreement.

1.62.  “OSHA” means the United States Occupational Safety and Health Act, as amended and in effect as of the Closing Date.

1.63.  “Other Party” shall have the meaning set forth in Section 6.20(g).

1.64.  “Permits” shall have the meaning set forth in Section 6.03.

1.65.  “Permitted Exceptions” means (a) liens for general real estate Taxes not yet due and payable; (b) liens or encumbrances of a definite or ascertainable amount and which will be paid and discharged in full by or for Sellers at or prior to the Closing; (c) with respect to real property, all zoning ordinances, building codes, and all easements, restrictions, and covenants of record and other liens or encumbrances that do not materially impair the use of such real property for its current use, nor materially diminish its market value; (d) statutory liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 60 days or in respect of amounts being contested in good faith; and (e) restrictions placed on any Seller Intellectual Property licensed to a Seller by any Third Party and disclosed on Schedule 6.20(g).

1.66.  “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, proprietorship, other business organization, estate, trust, union, association or governmental or regulatory authority.

1.67.  “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

1.68.  “Products” shall mean those products and services produced or sold by the Sellers in connection with the Business, or otherwise provided to the Sellers for sale in connection with the Business, together with all intellectual property rights associated therewith and the goodwill and business appurtenant thereto, except and solely to the extent listed as an Excluded Asset.

1.69.  “Purchase Price” shall have the meaning set forth in Section 3.01.

1.70.  “Registered Intellectual Property” shall mean (a) all Intellectual Property that is subject to any United States or foreign:  (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, or intent-to-use applications to register trademarks; (iii) registered copyrights and applications to register copyrights; and (b) any other Intellectual Property that is the subject of an application, certificate, filing, registration, or other similar document issued by, filed with, or recorded by any state, government or other public legal authority.

1.71.  “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or depositing.

1.72.  “Retained Business” shall have the meaning set forth in Section 2.02(a).

1.73.  “Richmond Business” means the business conducted by MTI Silicones within the twelve (12) month period immediately prior to the Closing, including, without limitation, the development, manufacture and sale of foam, sponge and solid silicone materials and other products by MTI Silicones at its Richmond, Virginia facility in bun stock form, rolls or sheets, with conversion capabilities such as die cutting, slitting, adhesive application and assembly, and specifically including the manufacture of silicone foam applied to fabric for [*], but excluding the Retained Business.

1.74.      “Securities Filings” shall have the meaning set forth in Section 6.16(a).

1.75.  “Seller” and “Sellers” shall have the meanings set forth in the preamble.

1.76.  “Seller 401(k) Plan” shall have the meaning set forth in Section 10.02(d).

1.77.  “Seller Indemnified Parties” shall have the meaning set forth in Section 8.02(c).

1.78.  “Seller Intellectual Property” shall mean any Intellectual Property (excluding any Commercial Software Rights) that is owned by Seller or to which Seller has rights of use, and which is either necessary for or used in, or as of the Closing Date was developed or being developed primarily for or held primarily in connection with, the Business.  For the avoidance of doubt, Seller Intellectual Property excludes the [*] and any rights (trademark or otherwise) with respect to the names [*] but includes rights to the [*], and includes all Seller Registered Intellectual Property, except and solely to the extent listed as an Excluded Asset.

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1.79.  “Seller Registered Intellectual Property” shall mean all of the Registered Intellectual Property (excluding, for the avoidance of doubt, any Commercial Software Rights) that is owned by, or filed in the name of, a Seller, which is either necessary for or used in, or as of the Closing Date was developed or being developed primarily for or held primarily in connection with, the Business, except and solely to the extent listed as an Excluded Asset by Sellers.  For the avoidance of doubt, Seller Registered Intellectual Property excludes any rights (trademark or otherwise) with respect to the names [*].

1.80.  “Site” means any of the real properties currently or previously owned, leased or operated by Seller or any past or present subsidiary of Seller which have been used in connection with the Business or any portion thereof.

1.81.  “Soft Furnishings Business” means the business of assembling MTI Leewood Germany’s fabricated [*] product under any existing contract including, without limitation, those certain contracts with [*], and any successor contract or relationship with respect thereto. For the avoidance of doubt, assets (tangible or intangible) of the Soft Furnishings Business shall only refer to those assets used exclusively in the assembly of the [*] or inventory held for such assembly, but shall not include assets used in the manufacture or sale of any of the component parts so assembled, nor raw materials or inventory not exclusively held for such assembly, nor any tangible and intangible assets of MTI Leewood Germany which are used in the assembly of the [*] product but have other uses or applications within the Business.

1.82.      “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and other governmental charges of any nature (together with any interest, penalties and additions to tax) including, without limitation, taxes or other charges on, or with respect to, income, gross receipts, property, sales, use, capital or net worth.

1.83.  “Tax Return” means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

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1.84.  “Third Party” shall mean any Person who is not a party to this Agreement, nor is an Affiliate of any party to this Agreement.

1.85.  “Trust Agreement” shall have the meaning set forth in Section 4.02(g).

1.86.  “WARN” shall have the meaning set forth in Section 4.02(f).

SECTION 2
PURCHASE AND SALE OF ASSETS

2.01.      Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties of Sellers contained herein, at the Closing (as herein defined), Sellers each shall sell, convey, transfer, assign and deliver, and shall cause their respective Affiliates to sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and assume from Sellers and such Affiliates of any of them (in each case except as set forth in Section 2.02 below), for the consideration hereinafter set forth herein and free and clear of all Liens and Third Party Claims (whether private, governmental or otherwise) whatsoever, other than Permitted Exceptions, good and marketable title to all tangible fixed assets and intangible assets which are either are used in, are necessary for, or as of December 31, 2008 were located at the facilities and/or offices of, the Business  (including any off-site locations such as temporary storage sites, including without limitation the assets held in the facility of [*] in Richmond, Virginia), other than Excluded Assets (collectively, the “Acquired Assets”); including, without limitation, the following:

(a)          Those fixed assets of the Business  (the “Fixed Assets”), including without limitation the machinery and equipment, testing devices, computer equipment (hardware, software, peripherals, laptops, PDAs, etc.), furniture, fixtures, any tooling, office equipment, signage, company owned vehicles and any other types of fixed assets  including, but not limited to, those items listed and described on Schedule 2.01(a) hereto, which Schedule shall be revised by the Sellers as of the Closing Date to correctly note any additions to and deletions from the Fixed Assets, if any, which may have occurred between the date hereof and the Closing Date, and to describe any material impact upon the operations of the Business caused thereby (provided that Sellers’ Liability therefor, to the extent provided in this Agreement, shall not be diminished by the fact that such changes have been disclosed).

(b)          All of Sellers’ rights, title and interest in, to and under all Contracts of or relating to the Business, as well as works in process and bids and proposals of Sellers that are related to the conduct of the Business including, without limitation, any and all deposits or prepayments thereunder, together with all necessary consents to assignment; provided that with respect to the contracts contemplating future work thereunder, Buyer may either accept the necessary consents thereto or separately negotiate an agreement with the other party or parties thereto prior to Closing. Such assigned or separately negotiated contracts are referred to collectively hereunder as the “Assumed Contracts”. Notwithstanding the foregoing sentence, however, Buyer’s acquisition of any rights, title or interest in any Contract, other than an Assumed Liability, shall not be deemed a consent or an agreement by Buyer to become a party thereto or otherwise to assume liability thereunder, unless such Contract is specified as an Assumed Contract on Schedule 6.19 hereto.

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(c)          All Seller Intellectual Property including, without limitation, those assets set forth on Schedule 2.01(c) hereto, together with the goodwill and business appurtenant thereto and any licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions, customer lists, Sellers’ existing telephone and facsimile numbers (other than the three telephone numbers listed in Section 10.03, which shall revert to Sellers after the transition period set forth in Section 10.03), all rights in and to the trademarks and tradenames associated with any Product (except with respect to the tradenames [*]), along with all choses in action, permits, Licenses, approvals, variances and other intangible assets of the Business (in each case to the extent transferable) and all goodwill of the Business (other than corporate authorizations to transact business which are related to a Seller as a legal entity) (“General Intangibles”).

(d)          All books, records, files, catalogues, contracts, customer lists, prospect lists, dealer and distributor lists, lists of open customer purchase orders and sales leads, sales literature, sales records, engineering data, product design, drawings and information, operating records, certain research results and test records and other miscellaneous documentation that primarily relate to the Acquired Assets or to the Business, as well as copies of such documents and/or information to the extent they relate both to the Acquired Assets and/or to the Business as well as any Excluded Assets and/or the Retained Business, whether such materials and documents are in written or electronic form  (the “Business Records”).

(e)          All of Sellers’ inventory, raw materials, supplies, work in process, finished goods, packaging and other manufacturing supplies of any nature relating to the Business.

(f)          All of Sellers’ right, title and interest in all real property owned or leased by Sellers at the facility located in Richmond, Virginia, and all of Sellers’ right, title and interest as of the Closing Date in and to the real property leased at Bremen, Germany (other than the facility used for the Soft Furnishings Business and located at Walter-Geerdes-Straβe 10, D-28307, Bremen, Germany), including all structures and improvements thereon and all interests therein used in the Business.

(g)          The Accounts Receivable, less any accounts payable, of MTI Leewood Germany, other than those relating to the Retained Businesses or owing by Affiliates of MTI Leewood Germany (the “Net Leewood Receivables”), up to a maximum of US$400,000, computed as of the first yearly anniversary of the Closing Date.  If as of such anniversary the Net Leewood Receivables exceed US$400,000, the Buyer shall pay to MTI Leewood Germany or its lawful successors and assigns the balance thereof, and if the Net Leewood Receivables then are less than US$400,000, the Buyer shall be entitled to receive the deficiency thereof from the Sellers (which Buyer shall first take from the Escrowed Amount, to the extent then available and not subject to any asserted Claim, and for which Sellers shall not be obligated to replenish the Escrowed Amount).

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(h)         All the Sellers’ right, title and interest as of the Closing Date in, to and under all other assets of every kind and nature used or intended to be used in or necessary to the operation of the Business, including, without limitation, any other data wherever found or of whatever kind of Sellers not described above reasonably required to conduct the Business.

In order to effect the foregoing, Sellers shall execute and deliver to Buyer at the Closing a Bill of Sale in the form of Exhibit B hereto.  Except as otherwise set forth or disclosed herein, all the Acquired Assets are, and at the Closing Date will be, located at the facilities of MTI Silicones in Richmond, Virginia, and of MTI Leewood Germany in Bremen, Germany, respectively.

As of the Closing Date, the Acquired Assets shall be transferred or otherwise conveyed to Buyer free and clear of all Liens and Liabilities, excepting only Permitted Exceptions and the Assumed Liabilities listed in Section 4.02.

The parties hereby waive compliance with the bulk transfer or bulk sales provisions of the applicable state Uniform Commercial Code provisions or any other similar Law, if any; provided, however, that such waiver shall not constitute a limitation of the rights of Buyer and Sellers hereunder.

2.02.      Excluded Assets.  The following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Sellers after the Closing:

(a)           All tangible and intangible assets located at facilities of MTI Silicones in Richmond, Virginia, of MTI Leewood Germany in Bremen, Germany, respectively, on December 31, 2008 primarily relating to [*] (iii) the business conducted by MTI Silicones primarily at its facilities in Milton, Florida (other than the [*]), internally referred to as the Mold-Ex Division or Milton Division, (iv) Sterne SARL, (v) the portion of the Leewood Business conducted by MTI Leewood Sweden (which shall be subject to the Transition Services Agreement), and (vi) those specific businesses and assets of Sellers which are listed or specifically described on Schedule 2.02 (a) hereto (collectively, the “Retained Business”).

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(b)           Any contract rights relating to (i) employees of, or consultants to, Sellers who are not being hired by or offered employment with Buyer as of the Closing, and (ii) any customers and suppliers of Sellers exclusively with respect to the Retained Business.

(c)           All books, records, files, catalogues, contracts, customer lists, prospect lists, dealer and distributor lists, lists of open customer purchase orders and sales leads, sales literature, sales records, engineering data, product design, drawings and information, operating records, certain research results and test records and other miscellaneous documentation that exclusively pertain to the Retained Business.

(d)           All minute books, records and seals.

(e)           All personnel records and other records that Sellers are required by Law to retain in their respective possession (provided that accurate and complete copies are given or made available to Buyer at or prior to the Closing, to the extent that they relate to personnel continuing their employment with Buyer after the Closing).

(f)           All Claims for refund of Taxes and other governmental charges of whatever nature for which Sellers would otherwise be entitled to under this Agreement, prorated to reflect the portion attributed to pre-Closing or post-Closing business activity.  Sellers agree to provide Buyer with reasonable cooperation in connection with any audit or assessment of Taxes, interest or other charges with respect to any period prior to Closing..

(g)           All rights of Sellers under this Agreement and the Operative Documents.

(h)           All agreements regarding the purchase and sale of, or governing the rights of, the capital stock of Sellers.

(i)           All Accounts Receivable (other than Net Leewood Receivables), intercompany receivables for loans and other financial arrangements, prepaid items, deposits and capitalized development costs for future recovery, except to the extent they relate to the Assumed Liabilities.

(j)           Any interest in real property owned or leased by Sellers and not included in the Acquired Assets.

2.03           [*]:

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[*] CONFIDENTIAL TREATMENT REQUESTED

(a)               [*]

(b)               [*]

(c)               [*]

(d)               [*]

SECTION 3
PURCHASE PRICE

3.01.      Amount and Payment of the Purchase Price.  In consideration for the Acquired Assets, Rogers shall pay to the Sellers the aggregate amount of Seven Million Four Hundred Thousand Dollars (US$7,400,000.00) (the “Purchase Price”), payable in lawful currency of the United States as follows:

(a)           Three Million Five Hundred Thousand Dollars (US$3,500,000.00) with respect to the Richmond Business, which shall be paid by wire transfer to MTI Silicones on the Closing Date to the account(s) specified by MTI Silicones in writing;

(b)           Three Million Nine Hundred Thousand Dollars (US$3,900,000.00) with respect to the Leewood Business, which shall be paid by wire transfer to MTI Leewood Germany on the Closing Date to the account(s) specified by MTI Leewood Germany in writing; and

(c)           Six Hundred Fifty Thousand Dollars (US$650,000.00), which shall be paid over to an escrow agent to be held as provided for in Section 8.03 below.

3.02       Allocation of Purchase Price.  The parties hereto agree and acknowledge that the determination of the price for each of the Acquired Assets being sold by Sellers to Buyer, as set forth in this Agreement, is the result of arm’s-length negotiations between the parties. The Purchase Price shall be preliminarily allocated amongst the Acquired Assets by the Buyer in the manner set forth in Schedule 3.02 (to be supplied by Buyer prior to Closing). Buyer then shall provide to Sellers the report of buyer's independent appraiser within ninety (90) days after the Closing, which shall be prepared in accordance with United States Generally Accepted Accounting Principles then in effect. If after discussion with Buyer and/or its appraiser, Sellers' appraiser disagrees with the conclusions of that report, then each Party may file its tax returns in reliance upon the characterization and allocated prices of the various assets determined by that Party's independent appraiser in good faith.

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[*] CONFIDENTIAL TREATMENT REQUESTED

SECTION 4
ASSUMPTION OF LIABILITIES

4.01.      Nonassumption of Liabilities and Indemnification. Buyer shall not assume any Liabilities of Sellers whatsoever except as specifically set forth in Section 4.02 below. The parties intend that Buyer shall acquire ownership of the Acquired Assets free and clear of all Liens and Third Party Claims (whether private, governmental or otherwise) whatsoever, other than Permitted Exceptions, and each Seller represents and warrants that such sale shall be accomplished without expense or Liability for any such Third Party Claims to Buyer.

4.02.      Assumed Liabilities.  At Closing, Buyer shall assume the following Liabilities, and shall be responsible for all such Liabilities from and after the Closing Date (collectively, the “Assumed Liabilities”):

(a)          The purchase orders as of the Closing Date from each Seller’s customers regarding the Products, accepted in the ordinary course of the Business as conducted by a Seller (all of which, as of the Closing Date, are annexed as Schedule 4.02(a) hereto).

(b)          The purchase orders of each Seller as of the Closing Date to such Seller’s suppliers regarding the Business; provided, that such purchase orders were accepted in the ordinary course of the Business as conducted by such Seller consistent with past practices and contain pricing and other terms which are usual and ordinary in the normal course of the Business; and provided, further that any payments under such purchase orders were not, by their terms, due and payable by a Seller as of a date prior to the Closing Date. All such purchase orders as of the date hereof are annexed as Schedule 4.02(b) attached hereto (aside from those not available as of the date hereof, which shall be included in a Class A Schedule Update, as defined in Section 5.06(c)(i), and delivered to Buyer prior to Closing), and these shall be supplemented, as a Class B Schedule Update (as defined in Section 5.06(c)(i)) as of the Closing by those additional purchase orders issued between the date hereof and the Closing. As of the Closing or promptly upon request of a Seller after the Closing, Buyer shall reimburse such Seller for any advance payments made by such Seller prior to the Closing for any such outstanding purchase orders.

(c)          All Liabilities of Sellers under all of the Assumed Contracts as provided in the Assignment and Assumption Agreement attached hereto as Exhibit D; provided that the assumption of such obligations by Buyer hereunder shall not be deemed to diminish any liability of Sellers for a breach of a representation or warranty concerning such obligations.

(d)          All warranties and service obligations with respect to any Products sold by Sellers prior to the Closing Date; provided, that the assumption of such obligations by Buyer hereunder shall not be deemed to diminish any liability of Sellers for a breach of a representation or warranty concerning such obligations; and provided, further that Buyer shall not be responsible for any other Liabilities, in connection with Products shipped from inventory of a Seller, existing as of the Closing Date, which Liabilities shall remain with the applicable Seller.

(e)          Liabilities for Taxes based or imposed upon, arising out of, or resulting from the purchase of the Business and the Acquired Assets, in each case relating to periods (or portions thereof) after the Closing Date, but in no event including any Liabilities for Taxes assessed or accrued for a period (or portion thereof) prior to or including the Closing Date, or arising out of or resulting from the ownership, holding or use of any Acquired Asset prior to the Closing Date, or relating to any transaction consummated prior to the Closing Date.

(f)          All Liabilities and obligations (including, for the avoidance of doubt, all severance or termination liabilities, if any) in respect of employees of the Business (other than Excluded Employees) who are employees of the Business immediately prior to the Closing, and beneficiaries of such employees, including liabilities and obligations under or relating to the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), or any similar state or local law, but solely to the extent relating to or arising out of the sale of the Acquired Assets or any actions taken by Buyer on or after the Closing Date.

(g)          Obligations of Sellers to pay royalties pursuant to [*].

(h)         All other trade payables of the Leewood Business incurred consistently with past practice of the Sellers and in the ordinary course of business or other trade payables owing from Affiliates of MTI Leewood Germany.

4.03       Excluded Liabilities.  Notwithstanding the foregoing, and except as expressly set forth in this Agreement with respect to the Assumed Liabilities, Buyer shall not assume nor become liable for, nor shall, by execution or performance of this Agreement, purchase of the Acquired Assets or otherwise, become responsible for, be liable with respect to or otherwise be obligated to pay, perform, discharge or guarantee, any Liability of Sellers (whether known, unknown, direct, indirect or otherwise) to the extent arising or relating to the conduct of the Business prior to the Closing Date (collectively, the “Excluded Liabilities”). Sellers agree to promptly pay or discharge all Excluded Liabilities, and to indemnify Buyer from any failure to do so on a timely basis. Without limitation, Excluded Liabilities shall include the following:

(a)          Liabilities for Taxes based or imposed upon, arising out of, or resulting from the Business and the Acquired Assets, in both cases for periods (or portions thereof) on or before the Closing Date.

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[*] CONFIDENTIAL TREATMENT REQUESTED

(b)          Any claims, acts, errors, omissions, Losses, costs or Liabilities with respect to any Seller, the Acquired Assets, such Seller’s trade practices or the Business as conducted by such Seller arising or accruing or based on the operation of the Business prior to the Closing Date or otherwise based on any acts or omissions of a Seller made at any time thereafter including, but not limited to, unpaid salary, products liability, environmental, tort, antitrust, workers’ compensation liability, employment practices liability, unfair competition, business practices liability and similar claims.

(c)          Any legal, accounting or other expenses of a Seller in connection with this Agreement.

(d)          Any Liabilities arising out of, incurred in connection with or related to the ownership of the Excluded Assets.

(e)          Any Liabilities arising out of or in connection with any Indebtedness of a Seller for borrowed money (including, without limitation, the outstanding operating and term loan facilities with SEB, Sparkasse and Bank of America).

(f)          Any inter-company accounts payable, other than for goods (if any) received in an arm’s length transaction in the ordinary course of business.

(g)          Any Liabilities to employees or former employees of a Seller, arising out of actions taken or omitted prior to the Closing Date (including Liability for accrued but unpaid vacation time as described in Section 10.02(e)), or otherwise exclusively related to the Retained Business; including without limitation the pending or threatened Claims of four former employees of MTI Leewood Germany which are described in Sections 6.08 and 6.22 of the Disclosure Schedule.

(h)         Any brokerage fees, commissions, finders or similar fees incurred by a Seller in connection with the transactions contemplated by this Agreement.

(i)          Any obligations under [*] not included as an Assumed Liability.

SECTION 5
CLOSING

5.01.      Closing.  The closing of the transactions contemplated herein (the “Closing”) shall be held at the offices of Burns & Levinson LLP, counsel for Buyer, remotely via the exchange of documents and signatures or at such other time and place as the parties mutually may agree, on the third Business Day following the day on which the conditions set forth in this Section 5 have been satisfied or waived (other than those conditions that are intended to be satisfied at the Closing), or such other date upon which the parties mutually may agree, but in no event later than May 15, 2009 (the “Closing Date”).

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[*] CONFIDENTIAL TREATMENT REQUESTED

5.02.      Deliveries of Sellers.  Each Seller, as applicable, shall deliver or cause to be delivered to Buyer at the Closing:

(a)          A Bill of Sale conveying good and marketable title in the Acquired Assets to Buyer in accordance with this Agreement, free and clear of all Liens (other than Permitted Exceptions), in substantially the form attached as Exhibit B hereto, executed by such Seller.

(b)          Any and all documents of title necessary to transfer ownership to Buyer of the Acquired Assets, duly executed by each Seller and any other parties thereto.

(c)          An Assignment of Intellectual Property in substantially the form attached as Exhibit C hereto, executed by each Seller.

(d)          An Assignment and Assumption Agreement in substantially the form attached as Exhibit D hereto, executed by each Seller.

(e)          A Non-Competition and Non-Solicitation Agreement in substantially the form attached as Exhibit E hereto, executed by each Seller. [*]

(f)          An Escrow Agreement in substantially the form attached as Exhibit F hereto, executed by each Seller.

(g)          Transitional Services Agreements, without any additional consideration, to be mutually agreed by the Buyer and Sellers prior to Closing.

(h)          All documents necessary to transfer any other General Intangibles being purchased by Buyer hereunder, executed by each Seller and any other parties.

(i)           A certificate executed on behalf of each Seller by its President or Chief Executive Officer, certifying as to such Seller’s satisfaction of the conditions set forth in Section 5.04(a) and (b).

(j)           All such other deeds, endorsements, assignments and other instruments as, in the opinion of Buyer’ counsel, are necessary or desirable to vest in Buyer good, valid and marketable title to and ownership of the Acquired Assets.

(k)          A certified copy of resolutions, duly adopted by the Boards of Directors and stockholders of each Seller, authorizing the transactions contemplated hereby, and a certificate of incumbency as to the authority of the individuals of each Seller to execute this Agreement, the Operative Documents to which such Seller is a party and the various other documents and instruments contemplated herein or therein.

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[*] CONFIDENTIAL TREATMENT REQUESTED

(l)           Such certificates issued by the appropriate governmental authorities as required to evidence the legal existence and good standing of each Seller in each jurisdiction in which it is qualified to do business.

(m)         Evidence, reasonably satisfactory to Buyer, that all work-in-process and finished goods inventory of MTI Leewood Sweden has been transferred and delivered to the premises of MTI Leewood Germany located in Bremen, Germany (unless prior to the Closing Buyer requests of Sellers that some or all of such work-in-process and/or finished goods inventory not be transferred, in which case such inventory shall remain the property of Sellers). As of the Closing or promptly thereafter at the request of MTI Leewood Germany, Buyer shall reimburse MTI Leewood Germany for all reasonable costs directly associated with such delivery and certain other costs related to the closure of MTI Leewood Sweden, as and to the extent set forth in a Transition Services Agreement substantially in the form annexed hereto as Exhibit G hereto.

(o)          A signed opinion of Sellers’ counsel in substantially the form attached as Exhibit H hereto.

(p)          [*]

(q)          Copies of the Amendment, Confirmation and Consent substantially as set forth on Exhibit K hereto, [*].

(r)          [*]

(s)          Such other closing documents and instruments as Buyer reasonably may require.

5.03.      Deliveries of Buyer.  Buyer shall deliver or cause to be delivered to Sellers at the Closing:

(a)          The sum of Six Million Seven Hundred Fifty Thousand Dollars (US$6,750,000.00), in immediately available funds via wire transfer  to the accounts of the Sellers as designated by them at least two (2) Business Days prior to the Closing Date and in accordance with Section 3.01;

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[*] CONFIDENTIAL TREATMENT REQUESTED

(b)          An Assignment and Assumption Agreement in substantially the form attached as Exhibit D hereto, executed by Buyer.

(c)          A Non-Competition and Non-Solicitation Agreement in substantially the form attached as Exhibit E hereto, executed by Buyer.

(d)          An Escrow Agreement in substantially the form attached as Exhibit F hereto, executed by Buyer, along with the deposit of Six Hundred Fifty Thousand Dollars (US$650,000.00) into the escrow account designated therein.

(e)          A Transitional Services Agreement in substantially the form attached as Exhibit G hereto, executed by Buyer.

(f)          A certified copy of votes, duly adopted by the Board of Directors of Buyer, authorizing the transactions contemplated hereby, and a certificate of incumbency as to the authority of the individuals of Buyer to execute this Agreement, the Operative Documents to which Buyer is a party and the various other documents and instruments contemplated herein or therein.

(g)          A certificate executed on behalf of Buyer by its President or a Vice President, certifying as to Buyer’s satisfaction of the conditions set forth in Section 5.05(a) and (b).

(h)          A copy of an undertaking executed by Rogers in favor of the Trustee and the Sellers, pursuant to which Rogers agrees to pay royalties, at current rates, pursuant to and in accordance with the Compensation Agreement, to the extent modified by the Amendment, Confirmation and Consent set forth as Exhibit K hereto.

5.04.      Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing will be subject to the satisfaction (or waiver by Rogers, in whole or in part, in writing) of the following conditions as of the time of the Closing:

(a)          No breach of any representations or warranties of Sellers set forth in Section 6,  nor any updates (Class A or B) to the Disclosure Schedule provided for in Section 5.06(c) hereof, individually or in the aggregate, will have or reasonably could be expected to have a Material Adverse Effect upon the Business. For the avoidance of doubt, any violations of Laws which concern the export of products or technical information from the United States of America and which may be imposed from time to time by the government of the United States of America (including, without limitation, the Foreign Corrupt Practices Act of 1977, Export Administration Act of 1979, U.S. Arms Export Control Act and the International Traffic in Arms Regulations, and similar Laws which has had or, in Buyer’s sole but reasonable judgment, may have a reasonable likelihood of impairing the conduct of any portion of the Buyer’s business (including but not limited to the Business) after the Closing, shall constitute a Material Adverse Effect.

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[*] CONFIDENTIAL TREATMENT REQUESTED

(b)          Sellers shall have performed and complied in all material respects with each of the covenants and agreements required to be performed by the Sellers under this Agreement or any Operative Document at or prior to the Closing.

(c)          There shall be no proceeding commenced or threatened against Buyer or any Seller involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

(d)          Sellers shall have tendered delivery of the Acquired Assets to Buyer, free and clear of all Liens, other than Permitted Exceptions.

(e)         There shall have occurred no Material Adverse Effect upon the Business between the date hereof and the Closing.

(f)          Buyer shall have received written acceptance of employment from each Key Employee in accordance with Sections 10.01 and 10.02.

(g)         Each Seller shall have delivered to Buyer the items set forth in Section 5.02.

(h)          [*] shall have agreed to amend the [*] (as each such capitalized term is defined in Section 6.19) upon terms and conditions reasonably acceptable to Buyer (which terms and conditions shall not include any further liability for Sellers beyond whatever may have been incurred in the prior agreement between Sellers and [*]).

(i)           [*] shall have executed and delivered an original copy of same to Buyer an Amendment, Confirmation and Consent substantially in the form set forth as Exhibit K hereto, and the other parties thereto likewise shall have executed same and delivered an original copy of same to Buyer.

(j)           The consents listed on Exhibit I hereto, sufficient for the assignment of the Assumed Contracts referenced therein to Buyer, shall have been obtained.

(k)          The parties to the Assumed Contracts which are listed on Exhibit J hereto shall have agreed to terms and conditions satisfactory to Buyer.

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[*] CONFIDENTIAL TREATMENT REQUESTED

(l)           Sellers shall have cleaned up and disposed of the contents of any assets held in the off-site facility of [*] in Richmond, Virginia which Buyer indicates, prior to the Closing, it does not wish to acquire.

(m)         Buyer and Sellers shall have reached agreement on the form of the draft Non-Competition and Non-Solicitation which will be annexed as Exhibit E hereto.

5.05.      Conditions to the Sellers’ Obligations.  The obligation of each Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by Sellers in writing) of the following conditions as of the Closing Date:

(a)          No breach of any representations or warranties of Buyer set forth in Section 7 will preclude, or reasonably could be expected to preclude, Buyer’s ability to substantially fulfill its obligations hereunder.

(b)          Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing.

(c)          There shall be no proceeding commenced or threatened against Buyer or any Seller involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement.

(d)          Buyer shall have delivered to Sellers the items set forth in Section 5.03.

(e)          No proposed adjustment by Buyer pursuant to Section 5.06(c)(iv) shall result in a reduction of the aggregate Purchase Price of more than [*].

(f)          Buyer and Sellers shall have reached agreement on the form of the draft Non-Competition and Non-Solicitation which will be annexed as Exhibit E hereto.

5.06.      Pre-Closing Covenants and Adjustments.

(a)          Operations and Maintenance of the Business.  From and after the date hereof and prior to the Closing, unless Rogers otherwise consents in writing or except as set forth expressly herein, each Seller will conduct the Business only in the ordinary course of the Business as conducted by such Seller and consistent with past practice.  Furthermore, except as may otherwise be required under this Agreement or as set forth on Schedule 5.06, no Seller shall do any of the following, without the prior written consent of Rogers:

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[*] CONFIDENTIAL TREATMENT REQUESTED

(i)           enter into any Contract, or incur or permit to be incurred, any obligation or other Liabilities, with respect to or materially affecting the Business or the Acquired Assets, other than in the ordinary course of the Business as conducted by such Seller and in accordance with past practice; including, without limiting the generality of the foregoing, (i) enter into any agreement relating to capital leases of the Business or borrowed money on behalf of the Business greater than US$10,000 individually or US$50,000 in the aggregate, or (ii) make any loans to any Person with respect to or materially affecting the Business or the Acquired Assets (other than advances in the ordinary course of the Business as conducted by such Seller and consistent with past practice);

(ii)          remove any of its assets (other than cash and cash equivalents) used in the Business by way of dividend, distribution, withdrawal or any other means without prior written notice to Rogers;

(iii)         voluntarily permit to be incurred any Lien on any of its assets used in the Business;

(iv)         increase the compensation payable or to become payable to any of its employees, or otherwise enter into or alter any employment or consulting agreement, outside the ordinary course of the Business as conducted by such Seller;

(v)          commence, enter into, or alter any profit sharing, deferred compensation, bonus, option or purchase Plan for its interests or other equity securities, pension, retirement or incentive Plan or any fringe Benefit Plan for its employees retained in connection with the Business outside the ordinary course of the Business as currently conducted by such Seller;

(vi)         sever or terminate the employment of any of its employees retained in connection with the Business, other than Excluded Employees, or engage any employees or consultants in connection with the Business except in the ordinary course of the Business as conducted by such Seller;

(vii)        make or commit to any individual capital expenditure with respect to or materially affecting the Business or the Acquired Assets in excess of US$10,000;

(viii)       cancel or waive any claims or rights of any Seller, with respect to or materially affecting the Business or the Acquired Assets, outside the ordinary course of the Business as conducted by such Seller and consistent with past practice;

(ix)         change any accounting methods used by such Seller in connection with the Business, except and solely to the extent required by GAAP or Law;

(x)          pay or incur any obligation or Liability, absolute or contingent with respect to or materially affecting the Business or the Acquired Assets, other than obligations or Liabilities incurred in the ordinary course of the Business as conducted by such Seller and consistent with past practice or purchase any asset other than in the ordinary course of the Business as conducted by such Seller;

(xi)         make any Tax election or settle or compromise any Tax Liability which could reasonably be expected to have an adverse impact on Taxes payable by Buyer with respect to the Business or the Acquired Assets;

(xii)        enter into any joint venture, partnership or other similar arrangement or form any other material arrangement for the operation of the Business as conducted by such Seller;

(xiii)       cancel or terminate any of the insurance policies covering the Acquired Assets or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed insurance policies are in full force and effect; or

(xiv)       enter into any binding commitment to do any of the foregoing.

(b)           Information.  Subject to the attorney-client privilege and any other applicable privileges with respect to its legal counsel, from time to time at Buyer’s request, upon reasonable prior notice and at reasonable times during normal business hours, subject to requirements of Law, Sellers will provide to representatives of Buyer and its agents, employees and accounting, tax, legal and other advisors (collectively, including Buyer, the “Investigating Parties”):

(i)           access to the information regarding the assets, the Liabilities and operations of the Business;

(ii)           access to all accounts, insurance policies, Tax Returns, Contracts, and other books and records concerning the operations and properties of Seller in connection with the Business, the Acquired Assets and such other relevant information and materials as may be reasonably requested (including the right to make copies and abstracts thereof) including, without limitation, financial statements (including the Financial Statements), review of books and records of the Business for the last five (5) years through the Closing Date and review of assets, Liabilities, Products, services, inventory, compliance with Laws, methods of accounting, margins and financial and other Business Records, investigation of the Business’ customers and providers, and inspection and examination of each Seller’s facilities and assets relating to the Business, including such Seller’s ownership of such facilities and assets;

(iii)           opportunity to meet with customers, converters or other value-added resellers (or Persons acting in a similar capacity), prospective customers and key suppliers of the Business (including without limitation the Top 20 Customers, Top 10 Suppliers, and Manufacturers Representatives, each as defined in Section 6.02(a)), and to discuss the affairs, finances and accounts of the Business with those partners, directors, officers or managers (or equivalent officials), senior management and other employees, sales representatives and independent accountants of such Seller reasonably requested by Buyer who would reasonably be presumed to have information which would be relevant for the purposes of conducting the Investigating Parties’ business, accounting, financial, environmental, legal and other due diligence review regarding such Seller and the Acquired Assets and preparing for the consummation of the transactions contemplated hereby, in each case so long as such access does not unreasonably interfere with the business and operations of such Seller; and

(iv)           opportunity to meet with distributors to the Business, for the purposes of conducting the Investigating Parties’ business, accounting, financial, environmental, legal and other due diligence review regarding such Seller and the Acquired Assets, for the consummation of the transactions contemplated hereby and for the purpose of establishing the terms and conditions, if any, for future business arrangements, in each case so long as such access does not unreasonably interfere with the business and operations of such Seller.

Notwithstanding the foregoing, in no event shall Buyer or any other Investigating Party contact any customer, prospective customer or supplier of any Seller in connection with the Business without the prior written consent of such Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  All information obtained by the Investigating Parties pursuant to the provisions of this Section 5.06(b) shall be subject to the provisions of the Confidentiality Agreement, which shall be deemed to apply as well to each Seller; provided, however, that in the event the terms and conditions of this Agreement conflict with those set forth in such Confidentiality Agreement, this Agreement shall prevail.  Buyer shall not use any information obtained pursuant to this Section 5.06(b) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if such transactions are not consummated, it will treat all information and documents obtained pursuant to this Section 5.06(b) in the manner provided by the Confidentiality Agreement.

(c)           Schedules Supplement, Pre-Closing Adjustments, and Cooperation Generally.

(i)           Updating of Disclosure Schedule.  From the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated pursuant to the terms hereof, each Seller agrees that it will promptly notify Buyer of (A) any and all information, facts, events, circumstances, issues or other matters that existed as of the date of this Agreement that should have been set forth or described in the Disclosure Schedule as of the date of this Agreement, or otherwise imply a breach of a representation or warranty of a Seller hereunder (the “Class A Schedule Updates”), and (B) any and all information, facts, events, circumstances, issues or other matters arising after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, or otherwise imply a breach of a representation or warranty of a Seller hereunder (the “Class B Schedule Updates”), in each case by delivery of appropriate updates to the Disclosure Schedule setting forth such information, facts, events, circumstances, issues or other matters on or prior to the Closing Date.

(ii)           Effect of Class B Schedule Updates.  In the event that the Sellers deliver any Class B Schedule Updates pursuant to Section 5.06(c)(i)(B), then (A) such Class B Schedule Updates shall be deemed to be attached to the Disclosure Schedule and become a part of the Disclosure Schedule, (B) all references to the Disclosure Schedule shall refer to the Disclosure Schedule as updated by the Class B Schedule Updates, including, without limitation, for purposes of determining whether or not a Buyer Indemnified Party is entitled to indemnification under Section 8.02, and the amount of any such indemnification, and (C) such Class B Schedule Updates shall not be given effect for determining whether the conditions to Closing set forth in Section 5.04 have been satisfied.

(iii)           Effect of Class A Schedule Updates.  In the event that the Sellers deliver any Class A Schedule Updates pursuant to Section 5.06(c)(i)(A), then (A) such Class A Schedule Updates shall not be deemed to be attached to the Disclosure Schedule or become a part of the Disclosure Schedule, (B) all references to the Disclosure Schedule shall refer to the original Disclosure Schedule, without reference to such Class A Schedule Updates, and (C) such Class A Schedule Updates shall not be given effect for determining whether the conditions to Closing set forth in Section 5.04 have been satisfied.  No Class A Schedule Update made after execution hereof by a Seller pursuant to this section shall be deemed to cure any breach of any representation or warranty made pursuant to this Agreement.

(iv)           Pre-Closing Adjustments.  In the event of (A) any breach of a representation or warranty given by any Seller which is discovered (whether by disclosure by a Seller or by Buyer) prior to Closing, or (B) the delivery by a Seller of any Class A Schedule Updates pursuant to Section 5.06(c)(i)(A), Buyer shall be entitled to an adjustment to the Purchase Price in the amount of the Loss incurred by Buyer on account thereof, including in such Loss the diminution in the value of the Acquired Assets as a result of such breach. Such adjustment shall not be reduced by the Basket, nor shall reduce the Basket. In the event that the parties do not agree on the amount of such adjustment, then the Closing nevertheless shall be consummated, and the disputed portion of such adjustment shall be submitted to arbitration pursuant to Section 12.  Any such adjustment pursuant to clauses (A) or (B) above shall, however, reduce the available Escrowed Amount on a dollar-for-dollar basis, as of the time when such adjustments are either agreed to by both parties or are resolved by arbitration pursuant to Section 12.

(v)           Satisfaction of Conditions to Closing.  Each party acting in good faith shall cause the conditions to Buyer’s and each Seller’s respective obligations to consummate the transactions contemplated by this Agreement to be satisfied to the extent within its power and control, and shall use its commercial best efforts to satisfy such conditions to the extent not within its power and control; including, without limitation, the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such party in connection with or prior to the Closing.

5.07.      Transfer of Inventory.  MTI and MTI Leewood Germany, as applicable, shall, prior to Closing, cause all work-in-process and finished goods inventory currently held by MTI Leewood Sweden at its Skogas, Sweden facility to be transferred to MTI Leewood Germany’s facility in Bremen, Germany to the extent provided in Section 5.02(m) hereof, and for the reimbursement there provided.

5.08.      Transfer of Assumed Contracts.  Each of MTI, MTI Silicones and MTI Leewood Germany, as necessary, shall cause the transfer of their respective rights, obligations and benefits under all of the Assumed Contracts to Buyer (and MTI shall cause MTI Leewood Sweden, if necessary, to do so), effective as of the Closing Date, subject to the receipt of all required third party consents.

5.09       [*].  If Buyer does not agree to assume the [*] contracts between MTI Leewood Germany and [*], pursuant to Section 2.01 (b), then the parties will work in good faith to reach an agreement prior to close regarding a Purchase Price adjustment that reflects the change in value of the acquired assets, and if the parties fail to reach agreement on such adjustment, Buyers shall place into escrow an additional amount comprising its good faith estimate of the value of such products (and reduce the purchase price paid at Closing by such escrowed amount), and the actual value shall be determined as provided in Section 12.01.

SECTION 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

MTI hereby jointly and severally represents and warrants, and each of MTI Silicones, and MTI Leewood Germany hereby severally represent and warrant, that the following representations and warranties are true, accurate and complete as of the date hereof with respect to such Seller, except as otherwise set forth in the disclosure schedule attached as Exhibit A hereto (the “Disclosure Schedule”).  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item, whether as an attachment to the Disclosure Schedule or otherwise, shall not be deemed adequate to disclose an exception to a representation or warranty made herein.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 6, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 6 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

The only exceptions and limitations to the representations and warranties being made in this Section 6 are those set forth in the Disclosure Schedule in the manner described above.  For the avoidance of doubt, no disclosure made or allegedly made to Buyer or its representatives in person (whether orally or in writing) or via an actual or electronic “data room”, business plan, Internet web site or otherwise, shall be deemed an exception to these representations and warranties. (The parties acknowledge that the following representations and warranties constitute decisions as to the relative allocation of risk between the parties, and do not necessarily correlate to actual knowledge of any factual content by the representing party.)

6.01. The Seller, Etc.  Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation set forth on Schedule 6.01(a) of the Disclosure Schedule, and has the full power and authority to own, lease, and operate the properties used in the Business and to carry on the Business as now being conducted; and certified copies of its Certificate of Incorporation, By-laws, and other governing documents, each as amended and currently in effect, will be delivered to Buyer at the Closing.  No Seller holds any equity, partnership, joint venture or other interest in any Person affecting or otherwise relating to the Business. MTI Leewood Germany has been wholly owned, directly or indirectly, by MTI for at least five (5) years prior to the Closing.  Schedule 6.01(a) of the Disclosure Schedule contains an accurate and complete list of (i) each trade name or assumed name of each Seller now used or that has been used during the last five (5) years in connection with the Business, (ii) each jurisdiction where it is authorized to do conduct the Business, and (iii) each office or location now maintained or that has been maintained in connection with the conduct of the Business by such Seller during the last five (5) years. Each Seller’s minute book and other similar records provided to Buyer contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, stockholders or other similar governing entities of such Seller. Each Business Record of the Sellers is true and accurate in all material respects and, with respect to what it purports to record, list or describe, is complete in all material respects.

6.02. Customers, Suppliers, Distributors and Manufacturers’ Representatives.

(a)           Schedule 6.02(a) of the Disclosure Schedule lists (i) the top twenty (20) customers, converters or other value-added resellers (or Persons acting in a similar capacity), original equipment manufacturers and other similar participants in the sales process of each of the Richmond Business and the Leewood Business (“Top 20 Customers”), (ii) the top ten (10) suppliers of goods or services to each of the Richmond Business and the Leewood Business (“Top 10 Suppliers”), (iii) all Persons acting as a manufacturer’s representative or distributor to either or both of the Richmond Business and the Leewood Business (“Manufacturers Representatives”), in each case measured by dollar volume during the most recent whole fiscal year.  Other than pursuant to the request of a Seller, and listed, together with the reason therefor, on Schedule 6.02(a) of the Disclosure Schedule, no Top 20 Customer, Top 10 Supplier or Manufacturers Representative has, with respect to either the Richmond Business or the Leewood Business, as applicable, ceased or materially reduced its purchases from or sales or provision of services to either the Richmond Business or the Leewood Business since December 31, 2007 or, to the Knowledge of a Seller, has threatened to cease or materially reduce such purchases or sales or provision of services prior to or after the Closing Date.  No Top 10 Supplier has, with respect to either of the Richmond Business or the Leewood Business, materially increased its prices or reduced its volume discounts during the last twelve (12) months or has notified a Seller (or shall so inform the Buyer, during the meetings with Buyer described in Section 5.06(b)(iv) hereof) of its intent to do so during the twelve (12) month period following the Closing, other than as a result of any additional terms or conditions imposed by Buyer. Each Seller’s current level of accepted and unfilled purchase orders for the sale of any Products is not in excess of its customary level of accepted and unfulfilled purchase orders based on its historical practices.  Schedule 6.02(a) of the Disclosure Schedule lists the Top 20 Customers, Top 10 Suppliers and Manufacturers Representatives by name and address and sets forth the date and Products, by type, amount and dollar value, purchased or sold by them since January 1, 2004 (or, if later, the date of acquisition by MTI of the business pertaining thereto).

(b)           Schedule 6.02(b) of the Disclosure Schedule, to be furnished by Sellers as an update to the Disclosure Schedule prior to Closing, lists every Active Sales Management Report issued during 2009 (redacted to exclude leads related exclusively to the Retained Businesses).

(c)           Except as provided in Schedule 6.02(c) of the Disclosure Schedule, no single customer, supplier, distributor, converter or other value-added reseller, original equipment manufacturer or manufacturer’s representative is of material importance to the Business as conducted by a Seller.  Solely for the purposes of the preceding sentence, “material” means greater than five percent (5%) by dollar volume of the aggregate dollar volume of all customers, suppliers, distributors, converters or other value-added resellers, original equipment manufacturers or manufacturer’s representatives, as the case may be.

(d)           Schedule 6.02(d) lists each Contract pursuant to which a Seller has agreed to supply Products to a customer at specified prices, whether directly or through a specific distributor, converter or other value-added reseller (or other Persons acting in a similar capacity), original equipment manufacturer, manufacturer’s representative or dealer. Each Seller has delivered to Buyer true and correct copies of all such Contracts that relate to the Business, together with all amendments, waivers or other changes thereto.  All of such Contracts are in full force and effect and, to a Seller’s Knowledge, constitute legal, valid and binding obligations of the respective parties thereto; there currently are not any defaults thereunder by a Seller or, to such Seller’s Knowledge, any other party; and to a Seller’s Knowledge, no event has occurred which constitutes, or which with notice, lapse of time or both would constitute a default thereunder.  The validity, continuation and effectiveness of all such Contracts (except for any which Buyer included as an Excluded Asset) under the current terms thereof will not be materially adversely affected by the transactions contemplated by this Agreement.

6.03.  Authority and Qualification.  Each Seller has full power and authority, and the legal capacity, to execute and deliver this Agreement and the Operative Documents which it is required to execute and/or deliver, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all proper and necessary action; and has duly executed and delivered this Agreement and such Operative Documents, and this Agreement and such Operative Documents constitute legal, valid and binding obligations of such Seller, enforceable in accordance with its and their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Each Seller is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets (including, without limitation, the Acquired Assets) and other properties, or the conduct or nature of the Business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not reasonably be expected to have a Material Adverse Effect, and (ii) could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the Operative Documents or on the ability of a Seller to perform its obligations hereunder or thereunder.

Schedule 6.03 of the Disclosure Schedule lists each business license and permit held by a Seller that is material to the conduct of the Business by such Seller (collectively, the “Permits”), are true and complete copies of which have been delivered to Buyer.  Each Permit is valid, binding and in full force and effect, and no Seller has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any applicable Permit or that any such Permit is subject to being revoked.

6.04.  Compliance.  Neither the execution and delivery of this Agreement and the Operative Documents, nor the consummation of the transactions contemplated hereby or thereby, assuming that a Seller obtains any consents, approvals and actions, makes any filings and gives any notices as are described in Schedule 6.11 of the Disclosure Schedule, will conflict with or result in a breach under (i) such Seller’s Certificate of Incorporation, Bylaws or other organizational documents, (ii) except as described on Schedule 6.11 of the Disclosure Schedule, the terms, conditions or provisions of any material Contract to which a Seller is a party and that relates to the Business or by which such Seller or any of the Acquired Assets are bound, or will give rise to a right of termination to any party thereto, (iii) any order, injunction or decree of any court or Governmental or Regulatory Authority, or (iv) any applicable Law to which a Seller is bound.

6.05.  Equipment, Inventory and other Corporate Assets.  Except as set forth on Schedule 6.05 of the Disclosure Schedule, the Acquired Assets comprise all of the assets (including all Licenses and agreements) that are  used in the operation of and necessary to permit the Buyer to operate the Business.  Each Seller has delivered to Buyer true and correct lists of all Acquired Assets in electronic, searchable format.  Except as set forth on Schedule 6.05, all of the Fixed Assets and inventory of each Seller used in the Business are, as of the date of this Agreement, in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use as and to the extent currently used in the conduct of the Business.  Sellers have provided Buyer with a true and complete list of inventory of each Seller located at any distributor, converter or other value-added reseller (or any Person acting in a similar capacity) and/or original equipment manufacturer to the Richmond Business and the Leewood Business. Attached as Schedule 2.01(a) is a list of each Seller’s Fixed Assets used in the Business, all of which are included in the Acquired Assets. No officer, director, stockholder, partner or employee of any Seller or, to a Seller’s Knowledge, any other Person, owns or has possession of any of the Acquired Assets.

The information systems (including all computer hardware and software) and technology (including but not limited to, information technology, embedded systems, or any other electro-mechanical or processor-based system) owned, licensed or otherwise used by each Seller in the Business are suitable and adequate for the purposes for which they are being used by such Seller consistent with common business practices applicable to the Business.

6.06.  Debts, Obligations and Liabilities.  Aside from (i) trade payables incurred prior to the date of the Financial Statements and reflected thereon, (ii) trade payables incurred subsequent thereto in the ordinary course of the Business as conducted by a Seller, (iii) normal employee compensation and benefit obligations incurred during the regular pay period in which the Closing Date occurs, (iv) the obligations of a Seller pursuant to any Lease obligation disclosed on Schedule 6.12 of the Disclosure Schedule, (v) any Assumed Contract disclosed on Schedule 6.19 of the Disclosure Schedule and not listed as an Excluded Liability in Section 4.03 hereto, and (vi) the Indebtedness and Liabilities disclosed on Schedule 6.06 of the Disclosure Schedules (which shall be satisfied on or prior to the Closing Date), no Seller, as of the date hereof, is subject to any Indebtedness, obligation, commitment or Liability to any Person in connection with the Business. Without limiting the generality of the foregoing, all debts owing from any Seller to [*] with respect to any Claims asserted in the past by [*] will have been completely repaid as of the Closing.

6.07.  Ownership of Assets; Absence of Liens; Personal Property Leases.   Each Seller is in possession of and has good and marketable title to, or has valid leasehold interests in, or valid rights under contract to use, all of the Acquired Assets owned and used by it in connection with the Business, subject to no Liens, except for Liens shown and stated on Schedule 6.07 of the Disclosure Schedule and Permitted Exceptions.  Schedule 6.07 of the Disclosure Schedule accurately sets forth and states the name and address of each Person who holds any Lien on any of the Acquired Assets, a description of the particular Acquired Asset on which such Lien is held, and the current balance of the debt owed to such Person which is secured by such Lien.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

Set forth on Schedule 6.07 of the Disclosure Schedule is a true and correct list of all leases on Acquired Assets (other than real property) to which a Seller is a party and all of the accrued and unpaid obligations or other obligations of such Seller on or with respect to such leases as of the date hereof.  Each Seller has delivered to Buyer true and correct copies of all such leases.  All of such leases are in full force and effect and, to a Seller’s Knowledge, constitute legal, valid and binding obligations of the respective parties thereto; there currently are not any defaults thereunder by a Seller or, to such Seller’s Knowledge, any other party; and to a Seller’s Knowledge, no event has occurred which constitutes, or which with notice, lapse of time or both would constitute a default thereunder.  The validity, continuation and effectiveness of all such leases (except for any which Buyer included as an Excluded Asset) under the current terms thereof will not be materially adversely affected by the transactions contemplated by this Agreement.

6.08.  No Default.   No Seller is in default under any Law or regulation or under any order of any Governmental or Regulatory Authority having jurisdiction over such Seller in connection with the Business or the Acquired Assets, and there are no material claims, actions, suits or proceedings pending or, to a Seller’s Knowledge, threatened against or affecting any Seller in connection with the Business or any of the Acquired Assets, at law or in equity, or before or by any Governmental or Regulatory Authority having jurisdiction over a Seller that relates to the Business or any of the Acquired Assets and no notice of any Claim, action, suit or proceeding, whether pending or threatened, has been received by a Seller in connection with the Business or with respect to the Acquired Assets, except as otherwise specifically disclosed on Schedule 6.08 of the Disclosure Schedule.  Except as set forth on Schedule 6.08 of the Disclosure Schedule, each Seller has conducted and is conducting the Business and has maintained and is maintaining the Acquired Assets and the Leased Premises in compliance in all material respects with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, Licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would, individually or in the aggregate, have a Material Adverse Effect on the Business.

6.09.  Restrictions on Business Activities.  Except as set forth in Schedule 6.09 of the Disclosure Schedule, and in confidentiality agreements and non-disclosure agreements entered into in the ordinary course of the Business as conducted by a Seller consistent with past practices, (i) there is no agreement (non-compete or otherwise), judgment, injunction, order or decree to which a Seller or any Affiliate thereof are a party or otherwise binding upon a Seller or any such Affiliate which has had or could be reasonably expected to have, with or without due notice or lapse of time or both, the effect of prohibiting or limiting the conduct of the Business by a Seller in any market or location, and (ii) except as set forth on Schedule 6.09 of the Disclosure Schedule, neither any Seller nor any Affiliate thereof has entered into any agreement under which such Seller is restricted from selling or otherwise distributing any of the Products to any class of customers, in any geographic area, during any period of time or in any segment of the market in the conduct of the Business.

6.10.  Taxes and Audits. Except as disclosed in Schedule 6.10 of the Disclosure Schedule, (i) each Seller has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it in connection with the Business and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) each Seller has paid all Taxes required to be paid by it in connection with the Business, including Taxes that such Seller is obligated to withhold from amounts owing to any employee, creditor or other Third Party; (iii) there are no pending or, to the Knowledge of a Seller, threatened audits, examinations, investigations or other proceedings in respect to Taxes or Tax Matters relating to a Seller in its conduct of the Business or otherwise affecting the Acquired Assets; (iv) there are no deficiencies or claims for any Taxes with respect to the Business, the Acquired Assets described herein or with respect to either of MTI Silicones or MTI Leewood Germany that have been proposed, asserted or assessed against a Seller; (v) there are no material Liens for Taxes against either of MTI Silicones or MTI Leewood Germany or upon the Acquired Assets, other than Liens for current Taxes not yet due and payable; (vi) no waiver or extension of the statute of limitations on, and no agreement for any extension of time with respect to, the assessment of any Taxes of, or relating to, a Seller in connection with the Business has been granted and is currently in effect; (vii) all Taxes required to be withheld, collected or deposited by or with respect to a Seller’s conduct of the Business have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority as of the date hereof; (viii) there is no request for information currently outstanding with respect to Taxes relating to either of MTI Silicones or MTI Leewood Germany or to the Business or the Acquired Assets; (ix) each Seller, in connection with its conduct of the Business, has disclosed on its Tax Returns all positions taken which could give rise to a “substantial understatement” within the meaning of Section 6662 of the Code or any equivalent applicable Law; (x) to a Seller’s Knowledge, there is no proposed adjustment, assessment or deficiency against either of MTI Silicones or MTI Leewood Germany or proposed reassessment of any property or property Tax imposed on an Acquired Asset owned by such Seller or other proposals that could increase the amount of any Tax to which such Seller would be subject (other than, for the sake of clarity, any reassessment which may result from the consummation of the transactions contemplated in this Agreement); and (xi) none of MTI Silicones or MTI Leewood Germany has been a party to any distribution within the three (3) years prior to the Closing that the parties to which treated as satisfying the requirements of Section 355 of the Code (or foreign equivalent).  Schedule 6.10 of the Disclosure Schedule also sets forth the U.S. taxpayer identification (or foreign equivalent) number of each Seller.

6.11.  Approval of Third Parties.  Except for such consents or approvals which have been or will be obtained and such notices as have been or will be given as listed on Schedule 6.11 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of a Seller, or the consent or approval of any other Person, is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Documents to which any Seller is a party or the consummation of transactions contemplated hereby or thereby.  The copy of the Trust Agreement and the Compensation Agreement, in the form delivered to Sellers and appended to Schedule 6.11 of the Disclosure Schedule, represent true and complete copies of such documents (together with all amendments, modifications and/or supplements thereto), as each are amended and/or restated and in effect immediately prior to the Closing Date.  The provisions of this Section 6.11 are subject to the provisions of Section 10.07 herein.

6.12.  Real Property.  Schedule 6.12 of the Disclosure Schedule contains a complete and accurate legal description of the premises leased by each Seller and used in the Business (the “Leased Premises”), which constitutes a complete list of the real property leased or occupied by each Seller and used in the Business, and a true and complete copy of each lease (and all amendments, modifications or extensions) with respect to the Leased Premises (each, a “Lease”) has been provided to Buyer.  No Seller has or has had any owned real property that is or was used in the Business, and the only interests in real property any Seller has which is used in the Business are those leasehold interests created by a Lease.  Each Seller has good and valid leasehold interests in its respective Leased Premises, in each case, free and clear of all Liens, except for Permitted Exceptions and Liens set forth on Schedule 6.12.  No Seller has assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Lease and no penalties are accrued against and unpaid by any Seller under any Lease.  No Seller is in default under a Lease, nor has any event occurred which constitutes, or which with notice, lapse of time or both could constitute a default thereunder. There are no disputes outstanding, nor oral agreements or forbearance programs in effect, with respect to any Lease or Leased Premises.  Each Seller has paid all rent due and owing through the date of this Agreement under an applicable Lease. All consents and approvals necessary in order for Buyer to assume such Leases have been obtained or will be obtained by each Seller at or before the Closing Date.

There is (a) no Claim, action or proceeding, actual or to a Seller’s Knowledge threatened, against any Seller or any Leased Premises by any Person which would materially affect the future use, occupancy or value of such property or any part thereof, and (b) to a Seller’s Knowledge, there are no condemnation or appropriation proceedings pending or threatened against any Leased Premises or improvements thereon. All of the buildings, fixtures and improvements used by each Seller in the Business are located on the applicable Leased Premises. All Leased Premises are supplied with utilities and other services necessary for the operation of the Business as currently conducted thereon by the applicable Seller.

6.13.  Employees.  Schedule 6.13 of the Disclosure Schedule contains a complete and accurate list of all employees (including but not limited to leased employees, if any) and their current titles in the Business, officers and consultants of each Seller retained in connection with the Business and the current annual base salary, potential bonuses and other compensation  paid to such Persons.  Within fourteen (14) days after the Closing, Sellers shall provide Buyer with a true, accurate and complete chart or other document describing, for the MTI Silicones employees, each such Person’s function in terms of the equipment currently used in the Business which he/she is qualified to operate. Except as specifically identified and disclosed in Schedule 6.13 of the Disclosure Schedule, all of the U.S. employees used in the Business are “at-will” employees (meaning that they can be terminated with no more than 30 days’ notice, without penalty) and no employment contract exists with any such employee. Schedule 6.13 also accurately states and represents the current unemployment insurance tax rate, or foreign equivalent, paid by each Seller to its employees.  Each Seller has complied in all material respects with, and is not in violation of, any Laws, rules or regulations respecting employment or employment practices, including, without limitation, those dealing with employment discrimination and occupational health and safety laws (including, without limitation, OSHA and any foreign equivalent), United States and foreign federal and state income tax laws and United States or foreign unemployment and social security withholding laws.

Except as described on Schedule 6.22, there are no material controversies or pending claims for compensation, reimbursement or Losses between a Seller, on the one hand, and any current or former employee or consultant of such Seller listed on Schedule 6.13, on the other hand. No employee of a Seller listed on Schedule 6.13 is presently a member of a collective bargaining unit or party to a collective bargaining agreement or similar labor Contract relating to such employee’s employment with such Seller and to such Seller’s Knowledge there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of MTI Silicones or MTI Leewood Germany. No unfair labor practice complaint, sex or age discrimination Claim nor any other type of employment Claim of any kind is pending against any Seller before the National Labor Relations Board or any other Governmental or Regulatory Authority.  In the past five (5) years, there has been no work stoppage, strike or other concerted action by employees of MTI Silicones or MTI Leewood Germany.

To a Seller’s Knowledge, (a) no employee of a Seller listed on Schedule 6.13 recently has expressed in writing (including via e-mail or other electronic means) any intention to leave the employ of such Seller in the next twelve (12) months; and (b) the execution and implementation of this Agreement will not legally cause such an employee to acquire the right to renegotiate a compensation package, nor any other contractual right or benefit not expressly provided for herein, except as otherwise expressly provided in the “Supplementary Opinion on Employment Law Aspects” annexed hereto in Schedule 6.13.

Other than set forth on Schedule 6.13, all salaries, bonuses and other compensation have been paid by each Seller to its respective employees listed thereon on a timely basis consistent with past practice, without acceleration or deceleration and no Liability exists as of the date hereof for any such salaries, bonuses or other compensation (except for such salaries and related compensation accrued for the most recent and current pay period).

6.14.  Employee Benefits.  Schedule 6.14 of the Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans and other Plans, if any, maintained and provided by each Seller for the benefit of any of its employees retained in connection with the Business.  Schedule 6.14 also specifies which employees are covered by which Plans. No Seller maintains or contributes to (nor has ever maintained or contributed to) any Plan in connection with the Business which is subject to Part 3 of Title 1 of ERISA, Section 412 of the Code or Title IV of ERISA or any equivalent applicable Law, except as otherwise disclosed on Schedule 6.14.  The terms of all Benefit Plans and other Plans listed on Schedule 6.14 and the administration and operation thereof comply, and have at all times complied in all material respects with their terms and with ERISA, the Code and such other statutes, laws, ordinances, codes, rules and regulations as are applicable.  The Seller has made all contributions which it was required to make for each Benefit Plan and other Plan listed on Schedule 6.14 under the terms thereof and applicable Law, and all benefit payments due and payable to participants under each such Benefit Plan and other Plan will have been made as of the Closing Date, and all benefits accrued under any unfunded Benefit Plan or other Plan will have been paid, accrued or otherwise adequately reserved as of such date and each Seller has performed all material obligations required to be performed as of the  Closing Date under all such Benefit Plans or other Plans.  Each Benefit Plan and other Plan listed on Schedule 6.14 that is intended to qualify under Section 401(a) of the Code or any equivalent applicable Law, and each trust which forms a part of any such Benefit Plan and other Plan has received a favorable determination letter from the U.S. Internal Revenue Service (and any applicable state or foreign taxing authority), and no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Benefit Plan or other Plan.  True, complete and accurate copies of the documents setting forth the terms of each Benefit Plan and other Plan listed in Schedule 6.14 of the Disclosure Schedule and all related contracts and other agreements thereto have been delivered to Buyer.  Each Benefit Plan or Plan that provides for deferred compensation (other than Plans that are intended to comply with Section 401(a) of the Code) was reviewed and amended to comply with Section 409A of the Code before 2009.

6.15.  Accounts Receivable. Schedule 6.15 of the Disclosure Schedule contains a complete and accurate list of Accounts Receivable, with aging, indicating name of counter-party and amount owed per invoice date, as of February 25, 2009 (for MTI Leewood Germany) and as of February 28, 2009 (for MTI Silicones), and as of the Closing Date.

6.16.  Financial Statements; Securities Filings.

(a)          The, reports, statements, schedules, prospectuses, and other documents required to be filed by MTI with the applicable securities regulatory authority in each of the Provinces of Ontario and Alberta (collectively, the “Canadian Authorities”) in accordance with the applicable securities legislation of each such provincial regulatory authority and the respective rules, regulations and written and published policies thereunder for the past five (5) years, (collectively, as amended and/or supplemented to date, the “Securities Filings”) to the extent they relate to the Business, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  A true and complete copy of all Securities Filings is available for review by Buyer at www.sedar.com.

(b)          The financial statements, balance sheets and income statements (including, in each case, any related notes thereto) relating to the Business as an independent segment for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008, as well as statements of profit and loss for the Richmond Business and the Leewood Business as of December 31, 2008, are included on Schedule 6.16 of the Disclosure Schedule (collectively, the “Divisional Financial Statements”) , (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in GAAP, (B) as may be indicated in the notes thereto, and (C) inter-company balances, transactions and management fees charged for accounting and information technology systems which are eliminated upon consolidation), and (ii) fairly present in all material respects the financial position of the Business as an independent segment as of the respective dates thereof and the consolidated results of operations and cash flows of the Business for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments necessary to present fairly such results of operations and cash flows).

(c)          The financial statements contained in the Securities Filings, to the extent that such financial statements (including, in each case, any related notes thereto), relate to the Business (collectively, the “Consolidated Financial Statements” and, together with the Divisional Financial Statements, the “Financial Statements”), (i) have been prepared in all material respects in accordance with the published rules and regulations of the Canadian Authorities and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent disclosed therein or required by changes in GAAP, (B) with respect to Securities Filings filed prior to the date of this Agreement, as may be indicated in the notes thereto, and (C) in the case of the unaudited financial statements, as permitted by the rules and regulations of the Canadian Authorities) and (ii) fairly present in all material respects the consolidated financial position of MTI and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of MTI for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of MTI and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(d)          Except as disclosed in the Securities Filings, MTI maintains a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.17.  Operations in the Ordinary Course.  Except as disclosed in Schedule 6.17 of the Disclosure Schedule, since the date of the most recent Financial Statements, there have not been:

 (a)  Any material amendment, waiver or consent with respect to any Assumed Contract, license or Intellectual Property;

 (b)  Any physical damage, destruction or other casualty Loss, whether or not covered by insurance, affecting any of the Acquired Assets or the Leased Premises;

 (c)  Any write-off or write down of any individual Acquired Asset in an amount exceeding US$10,000 or of the Acquired Assets in an aggregate amount exceeding US$50,000;

 (d)  Any purchase or disposition of any Acquired Assets made, or agreed to be made, other than acquisitions or dispositions of property in the ordinary course of the Business as conducted by such Seller and consistent with past practice and the terms of this Agreement and the Operative Documents;

 (e)  Any material change in the accounting methods or procedures of a Seller relating to the Business, or any material change in the reserves or the percentage or method of calculating the reserves applicable to a Seller in connection with the Business, as contained in the Financial Statements;

 (f)  Any change in policy or any other type of change regarding increases in compensation payable to or to become payable to any Seller’s managers, directors officers, employees or agents retained in connection with the Business, other than in the ordinary course of the Business consistent with past practice;

 (g)  Any Claim, litigation, arbitration, administrative proceeding, or other event or condition of any character including, without limitation, any change in the Acquired Assets, the Business or its prospects, that had or could have, individually or in the aggregate, a Material Adverse Effect;

 (h)  Any Lien made or agreed to be made on any Acquired Assets, except Permitted Exceptions;

 (i)  Any borrowings or agreements to borrow by or from any Seller, or any other Liabilities of a material nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) except in the ordinary course of the Business as conducted by such Seller and consistent with past practice, nor, without limiting the generality of the foregoing, guaranteed, endorsed or assumed responsibility for any debts or obligations of any Person;

 (j)  Any transaction by any Seller outside the ordinary course of the Business;

 (k)     Any single capital expenditure by any Seller made with respect to the Business in excess of US$10,000, except as otherwise in the ordinary course of the Business as conducted by such Seller; and

 (l)  Any agreement by any Seller to do any of the items described in subparagraphs (a) through (k), above.

Except for transactions contemplated by this Agreement and the Operative Documents, since the date of the Financial Statements, other than set forth in Schedule 6.17 of the Disclosure Schedule, each Seller has conducted the Business only in the ordinary course of the Business as conducted by such Seller, consistent with past practice.  Without limiting the generality of the foregoing, since the date of the Financial Statements, each Seller has (i) preserved intact the business organization of such Seller with respect to the Business, (ii) maintained the Acquired Assets and Leased Premises of such Seller (including without limitation its equipment, whether owned or leased) in good working order and condition, (iii) preserved from lapse, violation or infringement all of its Intellectual Property used in the Business, (iv) maintained the goodwill of customers, suppliers, lenders and other Persons that relate to the Business with whom such Seller has significant business relationships with respect to such Seller’s conduct of the Business, and (v) continued all such Seller’s general sales, marketing and promotional activities relating to the Business, and (vi) paid all trade payables and other debts and expenses of such Seller in its conduct of the Business generally as they have become due.

6.18.  Insurance.  Schedule 6.18 of the Disclosure Schedule sets forth a complete and accurate list and description of all insurance policies maintained by each Seller in its conduct of the Business or which otherwise provide coverage for the Business or the Acquired Assets, including the type of insurance, the name and address and phone number of the insurance company and the agent who sold the policy to such Seller, the amount of coverage, the annual premium rates, the date when the next premium payment is due, and the date of expiration.  Each Seller has provided to Buyer copies of all current insurance policies.  With respect to each such insurance policy:  (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither a Seller nor, to such Seller’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (d) to a Seller’s Knowledge, no other party to the policy has repudiated any provision thereof; (e) no historical limits have been eroded or significantly impaired; and (f) no material claims are pending as to which coverage has been denied or disputed.  Each Seller has been covered at all times since its respective dates of incorporation by insurance (including self-insurance arrangements) in scope and amount customary and reasonable for the Business as conducted by such Seller during such period and, except as set forth in Schedule 6.18 of the Disclosure Schedule, no Seller has been refused coverage or failed to acquire coverage with respect to its conduct of the Business or any Acquired Asset for which it had previously applied.  Schedule 6.18 of the Disclosure Schedule also describes any self-insurance arrangements affecting any Seller in its conduct of the Business.  If any insurance policy described above is a “claims made” policy, then the Sellers shall either purchase a “tail” policy therefor, or else shall retain such policy in force for twenty-four (24) months following the Closing.

6.19.  Contracts.  All material Contracts, the parties thereto and the dates and descriptions thereof are listed on Schedule 6.19 of the Disclosure Schedule, and each Seller has made available for review by Buyer a true and complete copy of each Assumed Contract to which such Seller is a party, and such copies (and descriptions thereof in the Disclosure Schedule) are true, complete and accurate and include all amendments, supplements, modifications or waivers or other changes thereto. Schedule 6.19 of the Disclosure Schedule also contains a true, accurate and complete list of which of the material Contracts are Assumed Contracts. Except as set forth on Schedule 6.19 of the Disclosure Schedule, (a) all Assumed Contracts, (b) all other Contracts of a Seller granting such Seller the right to the Acquired Assets, and (c) all other Contracts of a Seller material to the Business as it is currently operated by such Seller are, as of the date hereof, valid, binding and in full force and effect upon each such Seller and, to each such Seller’s Knowledge, the other parties thereto, in accordance with their terms and conditions and have been entered into in the ordinary course of the Business as conducted by each Seller.  There is no existing material default, event of default or other event with respect to any Assumed Contract to which any Seller is a party or by which any Seller or its properties used in the Business is bound which, with or without due notice, the passage of time or both, would constitute a material default or event of default on the part of such Seller.  There will not be, as of the Closing Date, any circumstances which will result in any customer having the legal right to a credit or offset against charges otherwise due after the Closing Date under any Assumed Contract.

[*]

6.20.  Intellectual Property Rights.

(a)          Schedule 6.20(a) of the Disclosure Schedule sets forth (i) a complete list of all Seller Registered Intellectual Property and specifies the jurisdiction(s) in which such Seller Registered Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all relevant owners, and (ii) a list of all Products currently marketed by each Seller, with an indication as to which copyrights, if any, in and to such Products have been registered (and, if so, in whose name they have been registered) with the United States Copyright Office or any foreign copyright offices.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

(b)          Schedule 6.20(b) of the Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements to which a Seller is a party pursuant to which a Seller or any other Person is now authorized to use any Seller Intellectual Property, and includes the date thereof and identity of all parties thereto.

(c)          Schedule 6.20(c) of the Disclosure Schedule sets forth any agreement pursuant to which a Third Party is licensing any Seller Intellectual Property or has assigned any Intellectual Property to a Seller (except for agreements with respect to Commercial Software Rights) and includes the date thereof and identity of all parties thereto.

(d)          The execution and delivery of this Agreement by each Seller, and the consummation of the transactions contemplated hereby on the Closing Date, will not cause any Seller to be in violation or default in any material respect under any license, sublicense or agreement listed on Schedule 6.20(b) or Schedule 6.20(c) of the Disclosure Schedule, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

(e)          Unless otherwise indicated in Schedule 6.20(a), Schedule 6.20(b) or Schedule 6.20(c) of the Disclosure Schedule, each item of Seller Registered Intellectual Property is valid and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been paid and all necessary or material documents, recordations and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property.

(f)          Each Seller is, or as of the Closing Date will be, the sole and exclusive owner or licensee of, with all right, title, and interest in and to each item of Seller Intellectual Property attributable to such Seller, free and clear of any Lien or encumbrance, except Permitted Exceptions, and has or will have as of the Closing Date sole and exclusive rights (and is not or shall not be contractually obligated to pay any compensation other than licensing fees and royalties set forth in the applicable license to any Third Party in respect thereof) to the use thereof or the material covered thereby in connection with the Products and the Business in respect of which such Seller Intellectual Property is being used.  Except as set forth on Schedule 6.20(g) of the Disclosure Schedule, no Seller Intellectual Property is subject to any restrictions with respect to its use, modification or distribution.

(g)          To the extent that any Seller Intellectual Property used in the operation of the Business or necessary to permit the Buyer to operate the Business has been developed or created for a Seller by any employee, independent contractor or other Third Party (each, an “Other Party”), except as provided on Schedule 6.20(g) of the Disclosure Schedule,  each Seller either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business) to all such Other Party’s intellectual property in such Seller Intellectual Property, either by operation of Law or by valid assignment.  Each Seller has delivered to Buyer all written agreements assigning Seller Intellectual Property developed or created by any Other Party not otherwise in a “work for hire” relationship with such Seller.

(h)          No Seller has transferred ownership of, or granted any exclusive license with respect to, any of its Intellectual Property to any Third Party. All Seller Intellectual Property can be transferred to Buyer in accordance with this Agreement, and all consents and approvals necessary therefor have been obtained or shall be obtained by Closing.

(i)           All Assumed Contracts relating to Seller Intellectual Property as used in the Business or relating to the Acquired Assets are in full force and effect.  Each Seller is in material compliance with, and has not breached any material term of, such Assumed Contracts and, to the Knowledge of each Seller, all other parties to such Assumed Contracts are in compliance with, and have not breached any material term of, such Assumed Contracts.  Following the Closing Date, Buyer will have the right to exercise all of a Seller’s rights under such Assumed Contracts to the same extent that such Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Seller would otherwise be required to pay.

(j)           No Seller has been sued or charged as a defendant in any Claim, suit, action, or proceeding which involves a Claim of infringement of any intellectual property of any Third Party and which has not been finally terminated prior to the date hereof, nor does any Seller have Knowledge of any such charge or Claim or any infringement Liability with respect to, or infringement or violation by, such Seller of any intellectual property of any Third Party with respect to the Products.  No Claim with respect to infringement of any Seller Intellectual Property based upon its use in the Business, or any Claim with respect to the ownership, validity or effectiveness of any Seller Intellectual Property has been asserted and remain outstanding or, to the Knowledge of any Seller, has been threatened by a Third Party.  To each Seller’s Knowledge, there is no unauthorized use, infringement or misappropriation of any Seller Intellectual Property by any Third Party, including any employee or former employee of such Seller.

(k)          Each Seller has taken reasonable steps to protect Seller’s rights in Seller’s confidential information, trade secrets and other confidential information to the Business that it wishes to protect or any trade secrets or confidential information of third parties provided to such Seller.

(l)           The Seller Intellectual Property, including without limitation the [*], together with the other Acquired Assets, are sufficient to enable Buyer to continue operation of the Business in the same manner as it has been operated by the Sellers within the twelve (12) month period prior to the Closing Date.

6.21.  Brokers.  No Seller has entered into any agreement or had any discussions with any Third Party regarding any transaction involving such Seller which could result in Buyer being subject to any Claim giving rise to any Liability to said Third Party as a result of entering into this Agreement or the Operative Documents or consummating the transactions contemplated hereby or thereby.

6.22.  Litigation; Warranty Claims and Recalls.  Except as otherwise specifically identified and disclosed on Schedule 6.22 of the Disclosure Schedule, there is no litigation, Claim, action, suit, administrative, arbitration or other proceeding pending or to a Seller’s Knowledge threatened against such Seller or relating to any of the Acquired Assets, nor are there any disputes, disagreements, or any other facts or circumstances relating or pertaining to a Seller that relate to the Business or the Acquired Assets which are reasonably likely to give rise to the same in the foreseeable future.  No Seller is subject to any order, writ, judgment, award, injunction or any decree of any court or Governmental or Regulatory Authority or arbitrator, which affects or which might affect any of the Acquired Assets or which might interfere with the transactions contemplated in this Agreement.  No Seller has Knowledge of any fact which would suggest that any present or former employee of or Person providing services to such Seller has or is likely to make any Claim against such Seller and/or Buyer by virtue of any obvious or latent employment-related health defect or any severance, discrimination, harassment or termination action.

There are no judgments outstanding against any Seller affecting any of the Acquired Assets. Schedule 6.22 of the Disclosure Schedule also sets forth a description and summary of the outcome of each lawsuit and all other types of legal proceedings, including but not limited to, administrative proceedings, mediations, arbitrations, etc., in which a Seller has been involved, either as a plaintiff or as a defendant, during the five (5) years prior to the Closing Date that relate to the Business.  All legal proceedings, including but not limited to, administrative proceedings, mediations, arbitrations, etc., in which any Seller was involved prior to such five year period and that relate to the Business have been discharged, settled or otherwise released.

No Seller has received notice or warning of, and no Seller is aware of, any material defects in such Seller’s Products or inventory, whether or not yet sold, whether such defects are discernable or latent, including without limitation (a) defects which could affect the performance of such Seller’s Products, and/or give rise to a claim for a refund of a purchase price previously booked by such Seller; (b) dangerous or substandard conditions in the products or materials sold, distributed, or to be sold or distributed by such Seller that could give rise to a Claim for or could cause bodily injury, sickness, disease, death, or damage to property, or result in loss of the use of property, if handled or used properly, or (c) any Claim, suit, demand for arbitration or notice seeking damages for any such event.  To a Seller’s Knowledge, there has been no threat of any recall of any Product, nor does any Seller know of any facts which makes such a recall likely in the reasonably foreseeable future.

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[*] CONFIDENTIAL TREATMENT REQUESTED

Schedule 6.22 of the Disclosure Schedule sets forth (a) all written customer complaints received by each Seller since December 31, 2006; (b) all oral customer complaints received by each Seller since October 1, 2008; and (c) any other customer complaints, whether written and oral, which have resulted in or may reasonably be expected to result in a Claim in excess of US$10,000 being made after the Closing against such Seller and/or Buyer.  Except as set forth on Schedule 6.22 of the Disclosure Schedule, neither any Seller nor any of its employees has made any oral or written warranties with respect to the quality or absence of defects of any of the Products or services of the Seller that is inconsistent with or broader than any written warranties of such Seller which are provided to all such Seller’s customers, which written warranties have been provided to Buyer prior to the Closing.  No Seller is aware of any circumstance which would tend to cause the cost of performing warranty obligations to customers of the Business for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date to be higher than the historic cost of performing warranty obligations to customers of such products and services which such Seller has sold and performed for in the past. No Seller has been required to pay direct, incidental or consequential damages to any Person for any reason in connection with a matter relating to the Business.

6.23.  Regulatory and Employee Safety Matters.  Except as otherwise specifically identified and disclosed in Schedule 6.23 of the Disclosure Schedule, there is no pending or, to a Seller’s Knowledge threatened, investigation, audit, review or other examination of such Seller, and no Seller is subject to, nor has it received written notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by a Governmental or Regulatory Agency having supervisory or regulatory authority with respect to such Seller that relates to the Business, and nor is such Seller aware of any basis for any such investigation or audit.

Except as set forth on Schedule 6.23 of the Disclosure Schedule, each Seller (a) is in compliance in all material respects with all Laws (including, without limitation, Laws relating to the Acquired Assets or the Business), and (b) maintains all required compliance programs relating to environmental, safety, health or other Law. Each Seller has provided Buyer with copies of all notices, correspondence, agreements and other documents relating to any matters set forth on Schedule 6.23 of the Disclosure Schedule. Except as set forth on Schedule 6.23 of the Disclosure Schedule, no Seller has received any governmental complaint or private Claim regarding any violation of OSHA or the occupational safety and health laws and regulations applicable to any facility of Seller involved in the Business (including, without limitation, any related to silicosis and/or other afflictions associated with silicone manufacturing or any other substance used by Sellers), or has Knowledge of any situation making it likely that such a complaint or Claim will be forthcoming in the reasonably foreseeable future.

6.24.  Affiliate Transactions. Other than as disclosed on Schedule 6.24 of the Disclosure Schedule, as of the date hereof (i) there are no Liabilities between any Seller and any current or former officer, director, employee, partner, stockholder, manager or Affiliate of such Seller that relate to the Business, (ii) no Seller provides any assets, services or facilities to any such current or former officer, director, employee, partner, stockholder, manager or Affiliate of such Seller, and (iii) no Seller beneficially owns any equity interest in any such current or former officer, director, employee, manager, partner, stockholder or Affiliate of such Seller.

6.25.  Environmental Matters.

(a)          Except as set forth on Schedule 6.25 of the Disclosure Schedule:

(i)           Each Seller has obtained and holds all Environmental Permits materially necessary for the operation of the Business by such Seller.

(ii)          Each Seller is in material compliance with all terms, conditions and provisions of each applicable Environmental Permit and Environmental Law.

(iii)         There are no past, pending, or, to a Seller’s Knowledge, threatened Environmental Claims against any Seller.

(iv)         There has been no Release of any Hazardous Material on or affecting any Site currently or, to a Seller’s Knowledge, formerly owned, operated or otherwise used by a Seller in the Business, or, to the Knowledge of a Seller, by any predecessors of such Seller, which Release would be reasonably likely to result in Liability to Buyer under Environmental Laws.

(v)          No Seller has received any written notice asserting an alleged Liability or obligation of such Seller under any Environmental Laws with respect to the investigation, remediation, removal or monitoring of a Release of any Hazardous Material or the threatened Release of any Hazardous Material at or from any property currently or formerly owned, operated or otherwise used by such Seller in the Business, or at or from any off-site location where Hazardous Material from the Seller’s operations in connection with the Business have been sent for treatment, disposal, storage or handling.

(vi)         No Seller has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in an Environmental Claim against such Seller.

(vii)        No Site is a current (or, to a Seller’s Knowledge, proposed) Environmental Clean-up Site. To a Seller’s Knowledge, there are no Liens arising under or pursuant to any Environmental Law on any Site.

(b)           There have been no environmental investigations, studies, audits or other analyses conducted by or on behalf of a Seller, or in the possession of a Seller, during the five (5) year period prior to the Closing Date addressing potentially material matters arising under Environmental Laws with respect to any property owned, operated or otherwise used by any Seller in the Business that have not been delivered or otherwise made available to Buyer prior to the Closing Date.

6.26.  Insolvency.  No petition in bankruptcy or similar arrangement has been filed by or against any Seller, nor has any Seller taken advantage of any applicable federal, state or local insolvency Law.  No receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official has been appointed over any Seller or all or a substantial part of the Acquired Assets nor has any Seller made any assignment for the benefit of creditors or otherwise suffered any action which adversely affects its title to the Acquired Assets.

6.27.  Product Warranties; Defects; Liabilities.  Except as set forth on Schedule 6.27 of the Disclosure Schedule, (a) each product, item, good or other object produced by each Seller for sale in connection with the Products has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties, (b)  no Seller has any Liability or obligation (and to a Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against such Seller giving rise to any Liability or obligation) for replacement or repair thereof or other Losses or Liabilities in connection therewith except Liabilities incurred in the ordinary course of the Business as conducted by such Seller and consistent with past practice  and (c) no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.  Appended to Schedule 6.27 is a true and complete description of the current standard terms and conditions of sale, license or lease of each Seller for each of the Products, including all applicable guaranties, warranties and indemnities made by any Seller in connection therewith.

6.28.  Full Disclosure.  No representation, warranty or covenant made to Buyer in this Agreement nor any Operative Document delivered and/or executed by a Seller hereunder contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement and the Operative Documents not misleading.

SECTION 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants that the following representations and warranties are true, accurate and complete as of the date hereof:

7.01.      Organization.  Rogers is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Any designee of Rogers acquiring any of the Acquired Assets hereunder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

7.02.      Qualification and Organizational Power.  Buyer is duly qualified to conduct business under the Laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

7.03.      Authorization of Transactions.  Buyer has all requisite corporate or other power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, and to perform their respective obligations hereunder and thereunder.  The execution and delivery by Buyer of this Agreement and the Operative Documents to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and upon execution and delivery thereof, each of the Operative Documents to which Buyer is a party will be, duly and validly executed and delivered by Buyer and are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.04.      Noncontravention.  There is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated pursuant to this Agreement.  The execution, delivery and performance of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice, the lapse of time or both), (i) conflict with or result in any breach of any provision of the Articles of Organization, Bylaws or other governing documents of Buyer, (ii) violate any applicable Law, rule, regulation, order, writ, judgment, ordinance, injunction or decree of any governmental entity to which Buyer is a party or is bound, or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien upon any of the properties, rights or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which it is bound or affected (except, in the case of clause (iii), any such defaults, rights or liens that would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement).

7.05.      Brokers.  Buyer shall have no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Operative Documents.

7.06.      Legal Proceedings.  As of the date hereof, there are no Claims pending by or against or, to the Knowledge of Buyer, threatened against, Buyer that would materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

7.07.      Due Diligence Investigation.  Buyer has had, and will have, an opportunity to discuss the business, management, operations and finances of the Business with Sellers, and has had, and will have, an opportunity to inspect the facilities of the Business.  Buyer has conducted its own independent investigation of the Business.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of the Sellers set forth in Section 6 (and acknowledges that such representations and warranties are the only representations and warranties made by the Sellers) and has not relied upon any other information provided by, for or on behalf of the Sellers, or their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement.

7.08.      Capital and Financing.  Buyer represents and warrants that it has secured adequate paid-in capital and adequate funds to consummate all of the transactions contemplated by this Agreement, and to pay the Purchase Price in accordance with the terms of this Agreement.

7.09.      Assumed Liabilities.  Buyer acknowledges that it is aware of and understands the nature of the Assumed Liabilities and that it is aware of and understands that the amount of the Assumed Liabilities cannot presently be determined as they relate, in part, to future events and actions which may or may not occur.  Buyer acknowledges that there will be no adjustment to the Purchase Price under this Agreement based on the amount of Assumed Liabilities, except as expressly provided for herein.

7.10.      Sole Representations.  Except as expressly set forth in this Section 7, Buyer makes no other representation or warranty with respect to the transactions contemplated by this Agreement or any Operative Document.

SECTION 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.01.      Survival of Representations and Warranties.  All of Buyer’ representations and warranties in this Agreement or in any Operative Document, and all of Sellers’ representations and warranties in this Agreement, in any Operative Document, or in any instrument delivered pursuant hereto or thereto, shall survive the Closing Date and continue until the date which is twenty-four (24) months after the Closing Date; provided, however, that (i) any Claim based on fraud or intentional misrepresentation shall survive indefinitely, (ii) any Claim for violation of the representations and warranties set forth in Sections 6.10 (“Taxes and Audits”), 6.14 (“Employee Benefits”), 6.23 (“Regulatory and Employee Safety Matters”), and 6.25 (“Environmental Matters”) shall survive until the expiration of the applicable statute of limitations applicable to any Claim or right of action related thereto, (iii) the covenants and agreements contained in this Agreement and the Operative Documents to be performed at the Closing Date will survive until fully performed in accordance with their terms, or until this Agreement has been terminated in accordance with its terms; (iv) any Claim for indemnity asserted pursuant to Section 8.02 shall, if made within the applicable time period set forth above with respect to an accrued Liability, survive until fully resolved; (v) any Claim with respect to a matter described in Section 8.02(b)(G) hereof shall survive indefinitely; and (vi) any dispute asserted by a Seller to any Pre-Closing Adjustments pursuant to Section 5.06(c)(iv) hereof shall survive only until twelve (12) months following the Closing. No Claim for indemnity may be asserted under Section 8.02 unless notice of such Claim is given to Seller or Buyer, as the case may be, prior to the appropriate period(s) specified in the preceding sentence.

8.02.      Indemnification.

(a)          MTI jointly and severally agrees, and each of MTI Silicones and MTI Leewood Germany severally and not jointly agree, from and after the Closing Date, for the appropriate period(s) specified in Section 8.01, above, to indemnify and hold Buyer and its officers, directors, attorneys, employees, agents or Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any Loss incurred by any Buyer Indemnified Party, directly or indirectly, resulting from (i) any inaccuracy in, or breach of, a representation or warranty of Seller contained in this Agreement or in any Operative Document or other agreement or instrument delivered by Seller in connection with the transactions set forth herein, (ii) any Excluded Liability, or (iii) any failure by Seller to perform or comply with any applicable covenant contained herein.

(b)          The Liability of Sellers to provide indemnification pursuant to Section 8.02(a) shall be limited as follows:  (i) Sellers shall not be liable with respect to any matter referred to in Section 8.02(a)(i) unless the aggregate Loss thereunder exceeds Fifty Thousand Dollars (US$50,000.00) (the “Basket”), in which event Buyer Indemnified Party will be entitled to make a Claim against such Seller to the full extent of such Loss counting back to the first dollar amount thereof, and (ii) the collective aggregate Liability of the Sellers under Section 8.02(a) shall not exceed Two Million Dollars (US$2,000,000.00) (the “Indemnity Cap”); provided, however, that any Loss shall not be subject to the Indemnity Cap to the extent arising as the result of: (A) fraud or intentional misrepresentation; (B) a Claim with respect to any Excluded Asset or Excluded Liability; (C) a warranty or similar Claim made by a direct or indirect customer or end user based upon any sale made by the Sellers prior to the Closing; (D) any Claim based upon violation of occupational health and safety Laws (including, without limitation, pursuant to OSHA and workers’ compensation-related Claims), or for any claims by employees of Sellers for compensation, reimbursement or Losses, to the extent occurring or arising out of occurrences prior to the Closing Date; (E) a Claim of infringement with respect to Intellectual Property; (F) Environmental Claims and Liabilities therefrom; or (G) the invalidity or unenforceability of the Trustee’s Amendment, Confirmation and Consent described in Section 5.02(q) hereof, for any reason, or the inaccuracy of the opinion of Mr. [*] described in Section 5.02(r) as regards the accurate identities of the parties to the various agreements described in Section 4.02(g) hereof, or the representation regarding such agreements in the penultimate sentence of Section 6.11 hereof. In addition, the matters described in clause (G) above shall not be subject to the Basket; nor shall any liability for the Claims of the four former employees of MTI Leewood Germany described in Section 4.03(g) hereof.

(c)          Buyer agrees from and after the Closing Date, for the appropriate period(s) specified in Section 8.01, above, to indemnify and hold Sellers and their Affiliates (the “Seller Indemnified Parties”) harmless from and against any Loss incurred by any Seller Indemnified Party directly or indirectly resulting from (i) any inaccuracy in, or breach of, a representation or warranty of Buyer contained in this Agreement or in any Operative Document delivered by Buyer in connection with the transactions set forth herein, (ii) any failure by Buyer to perform or comply with any covenant contained herein or therein, (iii) any Assumed Liability (including the failure to perform or in due course pay or discharge any Assumed Liability, except to the extent that such payment or liability derived from a breach of a representation, warranty or covenant of a Seller hereunder or under an Operative Document or a certificate delivered hereunder or thereunder); or (iv) Buyer’s ownership and/or operation of the Business after the Closing other than due to a breach of a representation, warranty or covenant of Seller hereunder.

(d)          If any Third Party shall notify any party (the “Indemnified Party”) with respect to any matter which may give rise to a Claim for indemnification against any other party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.  In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel (at the sole cost of the Indemnified Party), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably); provided, however, that, without the consent of the Indemnified Party, the Indemnifying Party shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnified Party, or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to the Indemnified Party that is the subject of such Claim.  In the event the Indemnifying Party fails to assume the defense of the matter as provided herein within thirty (30) days after the Indemnified Party has given notice thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, at the sole cost, expense and Liability of the Indemnifying Party.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

(e)          Each of the parties covenants and agrees that it will use commercially reasonable efforts to mitigate any Losses with respect to which such party is or may become entitled to be indemnified by any other party pursuant to this Agreement. Buyer shall not be obligated to seek any insurance recovery with respect to any Losses for which Seller is liable hereunder; however, if Buyer does in fact do so and receives an insurance recovery for Losses for which Seller previously has paid Buyer hereunder, Buyer promptly shall reimburse Seller therefor.

(f)          After the Closing Date, the right of indemnification under this Section 8 shall be the sole and exclusive remedy available to any party for any Claim or cause of action arising under this Agreement or arising out of the Operative Documents in connection with any breach of any representation, warranty, covenant or provision of this Agreement, the Operative Documents or otherwise; provided, however, that this exclusive remedy does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Each party expressly waives any rights it may have to make a Claim against any other party in connection with the transactions contemplated by this Agreement pursuant to or under authority of any constitutional, statutory, common law or civil law authorities.  The provisions of this Section 8.02(f) shall not apply to claims arising out of or relating to the fraud, gross negligence, intentional nondisclosure or willful misconduct of a party.

8.03       Escrowed Amount.  The sum of Six Hundred Fifty Thousand Dollars (US$650,000.00) (the “Escrowed Amount”) shall be held in escrow jointly by the two law firms of Burns & Levinson LLP and Wildeboer Dellelce LLP (collectively, the “Escrow Agent”) for payment of indemnification claims pursuant to Section 8.02 hereof, in accordance with an Escrow Agreement which shall be executed at the Closing substantially in the form set forth as Exhibit F hereto.  The Escrow Agreement shall provide that the Escrowed Amount shall be held for twelve (12) months from the Closing Date; provided that, on the date which is ninety (90) Business Days following the Closing Date, the sum of One Hundred Fifty Thousand Dollars (US$150,000.00), less any amount then or previously claimed for indemnification pursuant to Section 8.02 hereof (whether paid or pending, and whether resolved or in dispute) shall be returned to Sellers or their successors and permitted assigns pro rata in accordance with the allocation described in Section 3.02, or as they otherwise may direct, and the Escrowed Amount shall be reduced thereby.  In the event that a Claim is made pursuant to Section 8.02 hereof, then the amount so claimed shall be held in escrow until the resolution thereof, and the term of the escrow extended until such resolution.  The Escrow Agreement shall provide for physical custody of said funds being held by the Escrow Agent, but shall prohibit any disbursement of the Escrowed Amount other than with the written consent of the parties or an order of a court of competent jurisdiction.  Interest upon the Escrowed Amount shall be allocated in proportion to the ultimate disposition of the principal thereof.

SECTION 9
PRESERVATION OF BOOKS AND RECORDS

For a period of six (6) years after the Closing date, Buyer shall preserve the books and records of Seller delivered to Buyer; and Seller shall similarly make available to Buyer any records which Buyer permits Seller to retain; each party will make such books and records available to the other party at all reasonable times and permit the other party to make extracts from or copies of all such records.

SECTION 10
CERTAIN OTHER COVENANTS AND AGREEMENTS

10.01.    Employment of MTI Leewood Germany Employees.  Buyer agrees to offer employment to all MTI Leewood Germany employees involved in the Business, as and to the extent required by applicable German law, conditioned on the consummation of the purchase and sale of the Acquired Assets pursuant hereto. MTI Leewood Germany hereby authorizes Rogers to offer such employment to such employees, waives any rights either of them may have to prohibit such employees from being employed by Rogers, and shall not offer new employment to any such employees.  Nothing in this Section 10.01 shall be deemed to be a contract for the benefit of any employee of any Seller.  MTI Leewood Germany shall use its best efforts to assist Rogers in obtaining the services of all current employees of MTI Leewood Germany that Rogers wishes to so retain.  Prior to the Closing Date, Sellers shall use its commercial best efforts to insure that Rogers shall receive written acceptance of employment from each Key Employee.

10.02.    Employment of MTI Silicones Employees.

(a)           Offers of Employment.  With the exception of those employees listed on Schedule 10.02(a) (“Excluded Employees”), Buyer shall offer “at will” employment to all MTI Silicones employees (other than [*]) who are legally eligible to work in the United States and are employed by MTI Silicones on the Closing Date and whose principal place of work is Richmond, Virginia, conditioned on the consummation of the purchase and sale of the Acquired Assets pursuant hereto. Such MTI Silicones employees who accept such offer of employment and become employees of Buyer shall be referred to herein as “Acquired Employees.”  Except as otherwise provided in the Transitional Services Agreement, the Acquired Employees shall cease active participation in the Benefit Plans and other applicable Plans effective as of the Closing Date.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

(b)          401(k) Plans.  Buyer shall not accept “eligible rollover distributions” (as such term is defined under Section 402(c)(4) of the Code), including outstanding loans, from the vested account balances of any Acquired Employee under the Magnifoam Delaware, Inc. 401K Plan, or any other 401K plan of Sellers (the “Seller 401(k) Plan”).

(c)          Vacation.  Except as may otherwise be required by law, effective as of the Closing Date, Seller shall pay all accrued but unpaid vacation time of all Acquired Employees through the Closing Date.

(d)          WARN.  The Buyer shall be solely responsible for any and all Liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under WARN and similar laws and regulations, as a result of the transactions contemplated herein or otherwise,  arising exclusively out of Buyer’s actions on or after the Closing Date.

(e)          No Third Party Rights.  The parties acknowledge and agree that all provisions contained in this Section 10.02 with respect to employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Benefit Plan or any beneficiary thereof or (ii) to continued employment with any Seller or Buyer.

10.03.    Transition.   Sellers and MTI Leewood Sweden shall execute letters, in one or more forms (which Buyer, at its option, may elect to co-sign), to be mutually agreed upon prior to the Closing Date, addressed to their respective vendors and/or customers in the Business, notifying such addressees of the purchase of the Business by Rogers and inviting such addressees to continue doing business with Rogers. Notwithstanding anything herein to the contrary, for a period of one hundred eighty (180) days following the Closing Date, Sellers consent and agree to the use by Buyer of the names [*] in external communications with third parties (including, without limitation, the use of existing stocks of packaging, signage, sales and other promotional literature) in connection with the conduct of the Business by Buyer, and for internal communications within the Business (including among its employees), and the use by Buyers during such time of the telephone numbers [*].

10.04.    Further Assurances.  Upon the request of any party hereto, the remaining parties will execute and deliver to the requesting party, or such party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such party hereunder and to more effectively consummate the transactions contemplated hereby, including obtaining all consents and approvals from third parties, under leases, agreements and other contracts.

_________________________
[*] CONFIDENTIAL TREATMENT REQUESTED

10.05.    Confidentiality.  The Sellers, and their respective employees and agents (a) shall keep confidential all proprietary information relating to the Business and not use such information for any purpose except as contemplated by this Agreement, and (b) shall not disclose to any Person other than Buyer, any trade secrets, know-how, technology, processes, formulae, customer lists, customer names or identities or other confidential or proprietary business information, except to the extent used in or as presently contemplated to be used in connection with the Business.  The Sellers further agree to take all steps reasonably necessary to prevent their respective directors, officers, employees and agents from disclosing such trade secrets and other information.

The provisions of this section shall not apply to (i) any information which any party presently has knowledge of or which is in such party’s possession on the date hereof and of which such party did not learn through its contact with another party hereto previous to the date hereof (provided that such knowledge or possession is provable by such party’s written records as in existence prior to the date hereof), (ii) information which is presently publicly available or becomes a matter of public knowledge generally through no fault of the party against whom this provision would apply respecting such information or such party’s employees, agents or consultants, or (iii) disclosure of such information by a party as required pursuant to the rules and regulations of any Governmental or Regulatory Authority.

10.06.    Taxes.  Each Seller shall pay its respective Taxes of any kind or nature arising from the conduct of the Business by such Seller prior to the Closing; provided, however, that the Buyer shall pay all transfer, recording, sales or similar Tax arising out of or in connection with the transactions contemplated by this Agreement, and Buyer shall prepare and timely and properly file all Tax Returns relating to such Taxes (or exemptions therefrom) and shall provide copies of such Tax Returns to Sellers promptly upon written request after filing. If any Taxes whose payment is the responsibility of a Seller, or any withholding therefor, are assessed against Buyer, Buyer shall notify the appropriate Seller in writing promptly thereafter and such Seller shall be entitled to pay such amount, or to contest, in good faith, such assessment or charge.  If a Seller does not pay same within a reasonable time, Buyer may, at its option, pay same and in such case shall be reimbursed in full by Sellers, without application of the Basket.

10.07.    Consents.

(a)          Each Seller will use its commercially reasonable best efforts to (i) obtain or cause to be obtained, on or before the Closing Date, all consents listed on Exhibit I hereto and required to be obtained by such Seller, and (ii) cause each such consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing), and Buyer will use commercially reasonable efforts to cooperate with such efforts.  Buyer and Sellers shall agree upon what actions are necessary in order to satisfy the obligations set forth above.

(b)          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an offer or agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Sellers or, upon transfer, Buyer under such asset.  If any transfer or assignment by Sellers to, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained.  With respect to any such asset or any claim, right or benefit arising thereunder or resulting therefrom, promptly after the Closing Date, the parties will use commercially reasonable efforts (but without any payment of money or other transfer of value by any party to any Third Party) to obtain any required consent for the assignment, transfer or sublicense of any such asset, or written confirmation reasonably satisfactory in form and substance to the parties confirming that such consent is not required.  To the extent any Assumed Contract may not be assigned to Buyer by reason of the absence of any such consent after such efforts, Sellers shall not be required to assign such Contract, such Contract shall not constitute an “Assumed Contract” hereunder, and Buyer shall not be required to assume any Assumed Liabilities arising under such Contract.

(c)          If any consent which must be obtained is not obtained prior to the Closing, Sellers and Buyer shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer, under which Buyer shall obtain the economic Claims, rights and benefits under the asset, Contract, claim or right with respect to which the consent has not been obtained in accordance with this Agreement; provided that such arrangement does not and will not constitute a breach by Sellers of any of their respective obligations to a Third Party.  Such reasonable arrangement may include, at Buyer’s sole option, (i) the subcontracting, sublicensing or subleasing to Buyer of any and all rights of Sellers against the other party to such agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Sellers of such rights.  To the extent Buyer is able to receive the economic claims, rights and benefits under such asset or agreement, Buyer shall be responsible for the Assumed Liabilities, if any, arising thereunder.

10.08     Accounts Receivable and Mail.

(a)          Accounts Receivable.  (i) Buyer will use its commercial best efforts to collect all Accounts Receivable of the Leewood Business which are validly due and owing during the first twelve (12) months after the Closing as soon as reasonably practicable in accordance with the terms thereof and customary business practices; (ii) Buyer will provide periodic reports to Sellers as to the status of such collections; (iii) Buyer will not settle any such Accounts Receivable at a discount in excess of Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, except with the prior consent of the Sellers, and except as otherwise provided in clause (v) below, (iv) Buyer will apply general payments received from customers on account of such Accounts Receivable to those which have been outstanding the longest, except to the extent that the customer has specified that a payment be credited to specific invoices; and (v) if any such Accounts Receivable cannot be collected within 120 days, Buyer and Seller will consult with one another to develop a plan or proposal to collect such Accounts Receivable; provided that Buyer retains the final discretion to deal with such Accounts Receivable in Buyer’s sole but reasonable judgment.

(b)          Mail.  Buyer covenants and agrees to promptly deliver or cause to be delivered to Sellers all mail and other communications received by Buyer which directly relates to any Seller or which may otherwise affect any Seller and which does not relate to the Business, and Sellers each covenants and agrees to promptly deliver or cause to be delivered to Buyer all mail and other communications received by a Seller which directly relates to any Buyer or which may otherwise affect any Buyer, or which relates to the Business.

10.09     Buyer Purchasing Entities.  Rogers covenants and agrees that the purchaser of the Acquired Assets from MTI Silicones and the party who will assume the Assumed Liabilities of MTI Silicones will be either Rogers itself or a wholly-owned subsidiary of Rogers or an Affiliate, organized under the laws of a State of the United States and the purchaser of the Acquired Assets from MTI Leewood Germany and the party who will assume the Assumed Liabilities of MTI Leewood Germany will be a wholly-owned subsidiary of Rogers or an Affiliate, organized under the laws of Germany.

10.10     Insurance History and Succession

(a)          Pursuant to Sellers obligation to indemnify Buyer under section 8.02 of this agreement, Sellers and their successors in interest (if any) shall provide commercially reasonable cooperation to the Buyer and its Subsidiaries, and shall use all commercially reasonable efforts to ensure that the Buyer and its Subsidiaries have access to any insurance policies of Sellers as respects any claims, proceedings or similar actions brought against Buyer or its Subsidiaries that may be covered by such policies and that arise out of, result from or relate to any Excluded Assets or Excluded Liabilities for which Seller has agreed to indemnify Buyer.

(b)          Without limiting the applicability of Sellers indemnification obligations or clause (a) above, Schedule 10.10 sets forth a complete and accurate list of all historical Workers’ Compensation insurance maintained by or on behalf of the Sellers for the operations at MTI Silicones in Richmond, Virginia dating back to May 8, 2005.  Schedule 10.10 also includes the historical Workers’ Compensation insurance maintained for any other locations of Seller where current MTI Silicones employees worked prior to transferring to the Richmond, Virginia location for the period of time commensurate with the MTI Silicones employees’ tenure at those locations.  For each policy period of coverage, Schedule 10.10 includes the name of the insurance company, the policy number, the policy effective and expiration dates, and any policy deductibles or self insured retention amounts.

SECTION 11
TERMINATION

11.01.    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by mutual written consent of Sellers and Buyer; or

(b)   by either Sellers (acting collectively) or Buyer in the event that either such party desiring to terminate this Agreement and to be excused from its obligation to consummate the transactions contemplated hereby (the “Excusing Party”) fails or is unable to satisfy a material condition precedent to the Closing set forth herein; provided, that (i) such Excusing Party has used its commercially reasonable best efforts to satisfy such material condition (including, without limitation, the offer and payment of funds to a commercially reasonable extent), (ii) the satisfaction of such material obligation of the Excusing Party is in fact beyond the Excusing Party’s actual control, and (iii) following notice by the Excusing Party to the other party of its failure to satisfy such condition (which notice shall state, with reasonable detail, the reasons for such failure, and the actions taken by the Excusing Party to satisfy such condition) the other party refuses, or fails within ten (10) days after such notice, to waive such condition.  Waiver of a condition shall not imply waiver of the indemnification consequences thereof; accordingly, if the other party does waive such condition, nothing herein shall be construed to prevent or limit the ability of such other party to seek indemnification for any Loss occasioned by the condition waived.

Any party desiring to terminate this Agreement pursuant to this Section 11.01 shall give written notice of such termination to the other parties in accordance with Section 12.05.

11.02.    Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01 hereof, all rights and obligations of Sellers and Buyer hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections  2.03(d), 10.05, 11.02, 12.01, 12.13 and 12.14 all of which shall survive the termination of this Agreement.  Notwithstanding any provision in this Section 11 or elsewhere in this Agreement to the contrary, the rights and remedies provided in this Section 11 shall be in addition to, and not exclusive of, any rights or remedies to which the parties may be entitled under applicable Law as a result of a termination of this Agreement.

SECTION 12
MISCELLANEOUS

12.01.    Governing Law; Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except that no application shall be given to the conflicts of laws principles thereof; and for the avoidance of doubt, the actual transfer of Acquired Assets by MTI Leewood Germany shall be governed by any mandatory Laws of Germany to the extent applicable).  Any dispute, controversy or Claim made by a party under this Agreement or any Operative Document shall be resolved exclusively by arbitration in Boston, Massachusetts under the then-current rules and procedures for the arbitration of commercial disputes of the American Arbitration Association or any successor thereof (“AAA” and the “AAA Rules”); except that any such dispute, controversy or Claim relating to a breach of a Seller’s violation of its representation or warranty set forth in Sections 6.20 (“Intellectual Property Rights”), 6.23 (“Regulatory and Employee Safety Matters”) or 6.25 (“Environmental Matters”), and any dispute, controversy or Claim related to a breach of a covenant hereunder, or under an Operative Document or a certificate delivered hereunder or thereunder, for which injunctive relief is sought, shall instead be brought before and shall be enforceable exclusively in the federal and state courts located in Suffolk County, Massachusetts.

Any arbitration shall be commenced by a party filing a demand for arbitration pursuant to the AAA Rules (an “Arbitration Demand”).  That party also shall send a copy of the Arbitration Demand to the other parties.  Any dispute, controversy or Claim submitted for arbitration hereunder shall be heard before a panel comprised of three (3) arbitrators, unless otherwise agreed in writing by the parties to such dispute, controversy or Claim, such panel to be selected in accordance with AAA rules and to be seated in Suffolk County, Massachusetts. The parties shall each bear their own costs and legal expenses of arbitration, except to the extent that the arbitration relates to Pre-Closing Adjustments pursuant to Section 5.06(c)(iv) hereof, in which case the losing party shall pay the legal expenses of the prevailing party. The Buyer, on the one hand, and those Sellers collectively involved in the arbitration, on the other hand, shall equally split the costs of the AAA and the costs of stenographers and other forum costs in connection therewith. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such other procedures as the parties to the arbitration may agree or, in the absence of such agreement, pursuant to the AAA Rules and the provisions of this Section 12.01.  The decision of the arbitrators will be final and binding on all parties hereto and upon their Affiliates, whether or not a party to the arbitration. The panel shall be instructed to provide a written decision explaining the basis for its ruling.  The parties agree that a judgment may be entered on the arbitration award in any court of competent jurisdiction.  The arbitrators in reviewing any dispute, controversy or Claim under this Agreement shall have the exclusive authority to determine any issues as to arbitrability of such dispute, controversy or Claim or related disputes hereunder.  In reaching a decision, the arbitrators shall interpret, apply and be bound by this Agreement and applicable law and shall have no authority to add to, detract from or modify this Agreement or any applicable law in any respect.  The arbitrators may grant any remedy for equitable relief that a court of competent jurisdiction could grant.

12.02     Modification.  This Agreement may be modified, amended or terminated, and the requirements of any provision hereof may be waived, with the mutual consent of each Seller and Rogers by written instrument signed by them or their respective successors or assigns in any manner deemed necessary or appropriate by them.

12.03     Drafting Presumptions. This Agreement has been extensively negotiated by counsel for both the Sellers and Buyer, and therefore the parties acknowledge and agree that no negative presumption shall be made regarding the party whose counsel prepared the original or other drafts hereof, or of any of the Operative Documents.

12.04.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be deemed effective upon the receipt by each Party of an executed signature page hereto signed by the other, which in accordance with the provisions of Section 12.05 hereof may be transmitted by facsimile or electronic means.

12.05.    Notices.  Any notice or other communication hereunder may be sent by any means (including facsimile or email or other electronic means, provided that receipt thereof is acknowledged and confirmed by the recipient) and shall be effective upon receipt; except that, if sent via domestic certified mail or via international overnight courier such as Federal Express, said notice shall be conclusively deemed to have been received by a party hereto and be effective on the earlier of (a) the actual date of receipt, or, if earlier, (b) the third business day following the date given to the post office or courier for delivery. In addition to such notices and communications as shall be addressed to such party at the address set forth at the outset of this Agreement (or such other address as such party shall specify to the other party in writing), mandatory copies, sent in such manner, shall be delivered to the additional addressees set forth below:

As to Sellers:
MTI Global, Inc.
7381 Pacific Circle
Mississauga, Ontario, Canada L5T 2A4
Attn: Mr. William Neill, President and CEO
Facsimile No:  +1-905-564-6414
E-mail:  wjneill@polyfab.ca

With a copy to:                                                       Wildeboer Dellelce LLP
Suite 800
365 Bay Street
Toronto, Ontario, Canada M5H 2V1
Attn:  Mr. Troy Pocaluyko
Facsimile No.  +1-416-361-1790
E-mail:  troy@wildlaw.ca

As to Buyer:                                                             High Performance Foams Division
Rogers Corporation
245 Woodstock Road
Woodstock, CT 06281-1815
Facsimile No: +1- 860-928-7843
Attn.: Pete Kaczmarek, Vice President
Email: pete.kaczmarek@rogerscorporation.com

With mandatory copies to:              Betsy Gaucher
General Manager, High Performance Foams Division
Rogers Corporation
171 W. St. Charles Rd.
Carol Stream, IL 60188-2081
Facsimile No: +1-630-784-6201
Email: betsy.gaucher @rogerscorporation.com

and to:	Robert M. Soffer
Vice President and Secretary
One Technology Drive
Rogers, CT 06263
Facsimile No: +1-860-779-5585
Email: bob.soffer @rogerscorporation.com

and to:	Burns & Levinson LLP
125 Summer Street
Boston, MA 02110-1624
Facsimile No: +1-617-345-3299
Attn.: Samuel M. Shafner, Esq.
Email: sshafner@burnslev.com

12.06.    Entire Agreement.  This Agreement, together with its schedules, exhibits and the Operative Documents, constitutes the entire contract among the parties and supersedes all other understandings and agreements, oral or written, with respect to the subject matter hereof.

12.07.    Headings.  The descriptive headings of the several Sections and Paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.08.    Equitable Remedies.  In the event that any party to this Agreement shall default in the performance of any obligation, covenant or agreement hereunder, the other parties to this Agreement shall, in addition to all other remedies which may be available to it, be entitled to injunctive and equitable relief, including without limitation specific performance, and shall be entitled to recover from the defaulting party or parties its costs and expenses (including reasonable attorneys’ fees) incurred by it in securing such injunctive or equitable relief.

12.09.    Severability.  In the event that any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement should remain in full force and effect and be interpreted as if such invalid or unenforceable provision had not been a part hereof; provided, however, if any particular portion of this Agreement shall be adjudicated invalid or unenforceable by reason of the length of time or scope of applicability provided for herein, this Agreement shall be deemed amended to diminish such time and/or reduce such scope to the longest enforceable time and the broadest enforceable scope of applicability.

12.10.    Assignment.  Buyer shall be entitled to assign all or part of their respective rights, title and interest under this Agreement to an Affiliate; provided that the Acquired Assets and Assumed Liabilities of MTI Silicones shall be assumed by an entity organized under the laws of a State of the United States and the Acquired Assets and Assumed Liabilities of MTI Leewood Germany shall be assumed by an entity organized under the laws of Germany  and provided, further that such Affiliate shall assume the corresponding obligations of Buyer under this Agreement.  A copy of any assignment made hereunder shall be promptly forwarded to Sellers.  No Seller may assign all or any part of its rights, title and interest under this Agreement without the prior written consent of Rogers. In the event of an assignment of a party’s rights under this Agreement, whether as a result of the proviso above or upon the consent of the parties hereto, such assignment shall not relieve the assigning party of its obligations under this Agreement and all such obligations shall remain the valid and binding obligations of the assigning party, and the non-assigning parties shall retain the right to pursue the assigning party directly for any and all claims it may have hereunder or thereunder.

12.11.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties herein and their successors and permitted assigns.

12.12.    Acceptance of Counsel.  Whenever in this Agreement it is provided that a party hereto shall deliver an agreement or other instrument to the other of them, such agreement or instrument shall be in form reasonably satisfactory to counsel for the party to whom the same is to be delivered.

12.13.    Expenses.  Except to the extent otherwise expressly provided herein, each party hereto shall pay its own expenses, including the fees and disbursements of its own counsel, incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.14.    Publicity.  Without the consent of MTI or Rogers, no other party shall issue nor cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable Law or the rules of any stock exchange, stock market or Governmental or Regulatory Authority having authority over a party.

12.15.    English Language.  The parties agree that this Agreement, the Operative Documents and any additional documents proposing to govern the transactions contemplated herein or therein shall be written in the English language, unless otherwise required by applicable Law. The parties acknowledge that certain documents and other items provided to Buyer or counsel for and consultants to Buyer in connection with its due diligence may not be in the English language.  In the event that this Agreement or any Operative Document must be translated into another language for filing or other purposes, and such translation deviates from the English version, the English version shall control.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

MTI Global Inc.

By:	/s/ W. J. Neill
Print Name/Title: President and Chief Executive Officer

MTI Specialty Silicones Inc.

By:	/s/ W. J. Neill
Print Name/Title: President and Chief Executive Officer

MTI Leewood GmbH

By:	/s/ W. J. Neill
Print Name/Title: President and Chief Executive Officer

BUYER:

Rogers Corporation

By:	/s/ Pete Kaczmarek
Print Name/Title: Pete Kaczmarek, Vice President
High Performance Foams Division